                                                                   EXHIBIT 10.13

                                                               Execution Version

                            STOCK PURCHASE AGREEMENT

                                 by and between

                           DEALERTRACK HOLDINGS, INC.,

                                       and

                                BANK OF MONTREAL

                          Dated as of December 31, 2003

                                                               Execution Version

                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of the 31st day of December, 2003, is entered into by and between DEALERTRACK HOLDINGS, INC., a Delaware corporation (the "BUYER"), and BANK OF MONTREAL, a Canadian chartered bank (the "SELLER").

                                   WITNESSETH:

            WHEREAS, the Seller owns 100% of the issued and outstanding shares (the "SHARES") of the capital stock of dealer Access, Inc., a Delaware corporation (the "COMPANY");

            WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell, the Shares;

            WHEREAS, as a result of the purchase of the Shares, the Buyer will indirectly acquire (i) all of the capital stock of dealerAccess Canada, Inc., the wholly-owned subsidiary of the Company (the "SUBSIDIARY"), and (ii) all rights, title and interest in and to the Intellectual Property (as defined in Section 2.19(b)(viii)) held by the Company and the Subsidiary; and

            WHEREAS, in order to induce the Buyer to purchase the Shares from the Seller, (i) the Buyer and the Seller will enter into the Non-Competition Agreement (as defined in Section 4.1(a)) and (ii) the Seller and the Subsidiary will enter into the Restated Customer Agreement (as defined in Section 4.1(c)), each dated the date hereof.

            NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       PURCHASE OF SHARES; PURCHASE PRICE

            SECTION 1.1 Purchase of Shares. Subject to and upon the terms and conditions herein expressed, at the Closing (as defined in Section 1.4(a)), the Buyer shall purchase, and the Seller shall sell, assign, transfer and deliver to the Buyer, all of the Shares, free and clear of all liabilities, liens, charges, pledges, security interests, encumbrances, easements, reservations, claims, options, title defects and other restrictions of any nature whatsoever (collectively, "LIENS") for the purchase price specified in Section 1.2 hereof.

            SECTION 1.2 Purchase Price. The aggregate purchase price (the "PURCHASE PRICE") payable by the Buyer to the Seller for all of the Shares is equal to US$2,903,682.72 less the amounts specified in Part A of the funds flow chart (a copy of which is attached hereto as Schedule 1.2., which uses a foreign exchange conversion rate equal to CAN $1.4120 per US $1.00 (which was the foreign exchange conversion rate as published in The Wall Street Journal as of May 5, 2003)), subject to adjustment as provided in Section 1.3. As between the Buyer and the Seller, the Buyer and the Seller agree that no amount of the Purchase Price shall be allocated to any of the obligations, covenants, commitments, property rights or interests, or other matters referred to, provided for or contained in the Non-Competition Agreement.

            SECTION 1.3 Purchase Price Adjustment

            (a) Provided that the Seller does not cease providing the Portal Services (as such term is defined in the Restated Customer Agreement) in the normal course (which, for clarity, does not include any technical or other temporary outage of the Portal (as such term is defined in the Restated Customer Agreement)) and provided that post-Closing the Subsidiary uses its commercially reasonable efforts to complete development of, and offer to its automotive dealer customers integration with, the dealer management systems of Automatic Data Processing, Inc, and/or The Reynolds and Reynolds Company, if:

                  (i) prior to December 31, 2006, the Seller submits one or more on-line electronic credit applications on behalf of purchasers in respect of Vehicles (as such term is defined in the Restated Customer Agreement) other than recreational or marine type vehicles to any third-party business enterprise (a "COMPETING ENTERPRISE") which offers services in Canada that are similar to the credit application functionality provided on the Portal Service (and by so doing, becoming an "ACTIVE CUSTOMER OF A COMPETING ENTERPRISE"); and

                  (ii) the aggregate volume of Funded Transactions (as such term is defined in the Restated Customer Agreement) submitted by the Seller to the Subsidiary through the Portal during the period beginning on January 1, 2004 and ending on December 31, 2006 (the "BUYER VOLUME NUMBER") is less than 173,548, then the Purchase Price shall, subject to Section 1.3(c), be adjusted downwards by the amount determined by multiplying CAN$35 by the difference between 173,548 and the Buyer Volume Number.

            (b) Provided that the Seller does not cease providing the Portal Services in the normal course (which, for clarity, does not include any technical or other temporary outage of the Portal) and provided that post-Closing the Subsidiary uses its commercially reasonable efforts to complete development of, and offer to its automotive dealer customers integration with, the dealer management systems of Automatic Data Processing, Inc. and/or The Reynolds and Reynolds Company, if:

                  (i) prior to December 31, 2006, financialinx Corporation becomes an Active Customer of a Competing Enterprise; and

                  (ii) the aggregate volume of Funded Transactions submitted by financialinx Corporation to the Subsidiary through the Portal during the period beginning on January 1, 2004 and ending on December 31, 2006 (the "FLINX VOLUME NUMBER") is less than 136,342, then the Purchase Price shall, subject to Section 1.3(c), be adjusted downwards by the amount determined by multiplying CAN$33 by the difference between 136,342 and the flinx Volume Number.

            (c) Within ten (10) days after the date that either the Seller or financialinx Corporation, as applicable, becomes an Active Customer of a Competing Enterprise, the Seller shall provide written notice to the Buyer that:

                  (i) states whether Seller became an Active Customer of a Competing Enterprise and, if so, the date on which such event occurred; and

                  (ii) states, to the best of its knowledge, whether financialinx Corporation became an Active Customer of a Competing Enterprise and if so, the date that such event occurred.

If the Seller becomes an Active Customer of a Competing Enterprise prior to December 31, 2006, on or before January 31, 2007, the Buyer and the Seller shall, acting reasonably, mutually determine the amount, if any, of the adjustment to the Purchase Price that will be made in accordance with Section 1.3(a) above (a "PURCHASE PRICE ADJUSTMENT AMOUNT"). If financialinx Corporation becomes an Active Customer of a Competing Enterprise prior to December 31, 2006, on or before January 31, 2007, the Buyer and the Seller shall, acting reasonably, mutually determine the amount, if any, of the adjustment to the Purchase Price that will be made in accordance with Section 1.3(b) above (also a "PURCHASE PRICE ADJUSTMENT AMOUNT"). If the parties determine that the Purchase Price is to be adjusted pursuant to Section 1.3(a), Section 1.3(b) or Sections 1.3(a) and (b), the Seller shall pay to the Buyer the applicable Purchase Price Adjustment Amount(s) within three (3) business days after such amount is determined, in cash by wire transfer in immediately available funds to an account designated by the Buyer; provided, however, that the Seller shall not be obligated to pay any more than, and the maximum amount of the Purchase Price Adjustment Amount(s) payable by the Seller under this Section 1.3 shall be, CAN$1,600,000.

If the Seller and the Buyer do not agree on the Purchase Price Adjustment Amount(s) by January 31, 2007, the Seller and the Buyer shall submit the issue of determining the Purchase Price Adjustment Amount(s) to arbitration in accordance with the provisions of Section 6.1(f) except that, with respect to the resolution of disputes arising from this Section 1.3, all time periods referred to in Section 6.1(f) shall be reduced to a period that is equal to one-half of the stated time periods in Section 6.1(f).

            SECTION 1.4 The Closing.

            (a) The closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m., New York City time, on December 31, 2003; upon which the Buyer and the Seller agree that the Closing shall be deemed to have occurred, and the Shares transferred, at 12:01 a.m., New York City time, on January 1, 2004, or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto (the "CLOSING DATE").

            (b) At the Closing, in addition to the Closing deliveries set forth in Sections 4.1(q)and 4.2(j), the Buyer shall pay to the Seller the Purchase Price in cash by wire transfer in immediately available funds to an account designated by the Seller, and the Seller shall deliver to the Buyer the certificates representing the Shares in accordance with Section 4.1(q)(i).

                                   ARTICLE II

                          REPRESENTATIONS OF THE SELLER

            The Seller represents and warrants to the Buyer that:

            SECTION 2.1 Organization. Each of the Seller, the Company and the Subsidiary (which for purposes of this Article II shall include all of their respective predecessor entities) is duly organized, validly existing and in good standing under the laws of the state or province of its organization, and has all requisite corporate power and authority to own and lease all of its properties, to carry on its business as now being conducted, and with respect to the Seller, to execute and deliver this Agreement and the agreements and instruments being executed and delivered in connection herewith, and to consummate the transactions contemplated hereby. Each of the Seller, the Company and the Subsidiary is duly qualified to do business as presently conducted and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, prospects, properties, assets, condition (financial or otherwise) or operations (a "MATERIAL ADVERSE EFFECT") of the Company or the Subsidiary. The Subsidiary is a "private company", as defined in the Securities Act, R.S.O. 1990 c-85 (Ontario). Schedule 2.1 sets forth a true, correct and complete list of all of the jurisdictions in which each of the Company and the Subsidiary is, or has been, qualified to do business.

            SECTION 2.2 Authorization; Non-Contravention. The Seller has the requisite capacity, power and authority to execute and deliver this Agreement, the Non-competition Agreement, the Restated Customer Agreement and the other agreements, certificates and instruments being executed and delivered in connection herewith (collectively, the "RELATED AGREEMENTS") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party by the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and the Related Agreements to which it is a party will constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the charter documents of the Company, the Subsidiary, or the Seller; (c) violate any judgment, decree, order or award of any foreign or domestic court or tribunal, administrative agency, arbitrator, governmental authority or body (a "GOVERNMENTAL AUTHORITY"); or (d) conflict with or result in a material breach or termination of any term or provision of, or constitute a material default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of the Company or the Subsidiary pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement (including any employment agreement) to which the Seller is a party or by which the Seller or any of its properties is or may be bound. Schedule 2.2 sets forth a true, correct and complete list of all consents, approvals, permissions, licenses, authorizations, filings, notifications and other requirements prescribed by law, rule, regulation or by contract in connection with the consummation by the Seller of the transactions contemplated by this Agreement. All such items have been obtained and/or satisfied by the Seller. Neither the Company nor the Subsidiary is in violation of any term of its certificate of incorporation or bylaws or other organizational documents.

            SECTION 2.3 Capital Stock; Subsidiaries.

            (a) As of the date hereof (i) the authorized capital stock of the Company consists of 1,678,200 shares of common stock, par value US$0.01 per share, 1,000,000 shares of which are issued and outstanding, and 251,700 shares of non-voting common stock, par value US$0.01 per share, none of which are issued and outstanding; and there are no other shares of preferred stock or other equity securities authorized, issued or outstanding; and (ii) the authorized capital stock of the Subsidiary consists of an unlimited number of common shares and an unlimited number of preferred shares, of which 8,355,000 common shares are issued and outstanding (the "SUBSIDIARY SHARES"); and there are no other shares of preferred stock or other equity securities authorized, issued or outstanding. As of the date hereof, the Company has reserved 251,700 shares of its non-voting common stock for issuance upon exercise of stock options under the Company's stock option plan and the Company has granted options for the purchase of an aggregate of 55,000 shares of the Company's non-voting common stock. As at Closing, all issued and outstanding options for the purchase of non-voting common stock of the Company shall be cancelled, terminated and of no further force or effect. All of the Shares and Subsidiary Shares are duly authorized, validly issued, fully paid, non-assessable and free of any preemptive or similar rights with respect thereto. There are no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company and/or the Subsidiary may vote ("VOTING DEBT") issued or outstanding. As at Closing, there will be no options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company and/or the Subsidiary or obligating the Company and/or the Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company and/or the Subsidiary or securities convertible into or exchangeable for such shares or equity interests or obligating the Company and/or the Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. Other than as set forth herein, there are no outstanding contractual obligations of the Company and/or the Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and/or the Subsidiary. The Seller is the sole stockholder of the Company and beneficially owns the Shares free and dear of any Liens and the Shares were authorized, offered, issued and sold in compliance with all applicable federal, provincial and state securities laws and applicable corporate laws and at the Closing, the Seller shall effectively transfer to the Buyer good and marketable title to all of the Shares owned by the Seller, free and clear of any Liens. The Company is the sole stockholder of the Subsidiary and beneficially owns the Subsidiary Shares free and clear of any Liens; and the Subsidiary Shares were authorized, offered, issued and sold in compliance with all applicable federal, provincial and state securities laws and applicable corporate laws. The stock ledger of each of the Company and the Subsidiary accurately reflects all issuances and transfers of each of the Company's and the Subsidiary's capital stock since the date of its respective incorporation.

            (b) Other than the Subsidiary, the Company does not own any capital stock of, or own or control, directly or indirectly, any other corporation, partnership, association or business entity of any kind, in any form, or of any nature or has any option for the same. The Company is not a participant in any joint venture, partnership, or similar arrangement or has any option for the same. The Subsidiary does not own any capital stock of, or own or control, directly or indirectly, any other corporation, partnership, association or business entity of any kind, in any form, or of any nature or has any option for the same. The Subsidiary is not a participant in any joint venture, partnership, or similar arrangement or has any option for the same.

            SECTION 2.4 Ownership and Sufficiency of the Assets. Except as set forth on Schedule 2.4, each of the Company and the Subsidiary has good and marketable title to all of its assets, free and clear of any and all Liens. The assets currently owned, leased or licensed by the Company and the Subsidiary, as the case maybe, are all of the assets (whether real, personal, tangible or intangible) that are necessary for the continued conduct of its business as presently conducted. Such assets (a) are suitable for the purposes for which they are currently used or are held for use, (b) are in good repair and operating condition (subject to normal wear and tear) and (c) have been maintained in accordance with normal industry practice; and, there are no facts or conditions affecting such assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their suitability for such use; provided, however, in order to provide for future enhancements and maintainability, a full redevelopment of the multi-lender portal for the Subsidiary is underway. Except for assets sold in the ordinary course of business consistent with prior practice since November 30, 2003, each of the Company and the Subsidiary has good and indefeasible title to all property, plant and equipment reflected as owned by the Company and the Subsidiary in the Financial Statements (as defined in Section 2.5(a)).

            SECTION 2.5 Financial Statements.

            (a) (a) The Seller has previously delivered to the Buyer (i) the audited consolidated balance sheets of the Company and the Subsidiary as of October 31, 2002 and 2001, and the related consolidated statement of operations, consolidated statements of retained earnings (deficits), consolidated statements of cash flow and notes to the consolidated financial statements of the Company for each of the fiscal years then ended (collectively, the "FY 02 FINANCIAL STATEMENTS"); (ii) the unaudited consolidated balance sheet of the Company and the Subsidiary as of October 31, 2003 and the related consolidated statement of earnings and consolidated cash flow statements of the Company and the Subsidiary for the twelve months then ended; and (iii) the unaudited consolidated balance sheet of the Company and the Subsidiary as of November 30, 2003 (the "CURRENT BALANCE SHEET") and the related consolidated statement of earnings and consolidated cash flow statements of the Company and the Subsidiary for the one month period then ended ((ii) and (iii) collectively, the "CURRENT FINANCIAL STATEMENTS"; the FY 02 Financial Statements and the Current Financial Statements are collectively referred to herein as the "FINANCIAL STATEMENTS").

            (b) The Financial Statements (including the notes thereto) have been based on and are prepared in accordance with the books and records of the Company and the Subsidiary and represent only actual bona fide transactions. Other than any adjustments to be made to the Current Financial Statements which are consistent with the tax adjustments specified in Schedule 2.5, the Financial Statements are accurate and complete in all material respects, have been prepared in accordance with accounting principles generally accepted in Canada consistently applied ("GAAP") and fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Company and the Subsidiary and the results of operations of the business of the Company and the Subsidiary for the periods indicated; the Financial Statements contain and reflect adequate reserves for all reasonably anticipated material losses and costs and expenses; provided, however, that the Current Financial Statements are subject to year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

            SECTION 2.6 Absence of Undisclosed and/or Unrecorded Liabilities. Except as and to the extent (a) reflected and reserved against on the face of the Current Balance Sheet (rather than in any notes thereto); (b) incurred in the ordinary course of business (and not resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) after the date of the Current Balance Sheet; or (c) described in this Agreement or in any of the Schedules hereto, neither the Company nor the Subsidiary has any liabilities or obligations of any nature (whether secured or unsecured, accrued, absolute, contingent, unasserted or otherwise). Except as set forth on Schedule 2.6, no facts or circumstances exist that could reasonably be expected to serve as the basis for any claim or liability of any nature of or against the Company or the Subsidiary (x) that are not adequately reflected or reserved against in the Current Balance Sheet; or (y) that have arisen since the date of the Current Balance Sheet, in each case other than liabilities or claims which have been incurred or arisen in the ordinary course of business (and are not reasonably likely to result in a Material Adverse Effect on the Company or the Subsidiary) or are described in this Agreement or in any of the Schedules hereto.

            SECTION 2.7 Litigation. Except as set forth on Schedule 2.7, neither the Seller, the Company nor the Subsidiary is a party to, nor to the Seller's knowledge, threatened with any litigation, suit, action, complaint, grievance, allegation, investigation, proceeding, prosecution or controversy or claim (collectively, the "CLAIMS") before any Governmental Authority relating to or affecting the Company or the Subsidiary or their respective business, properties, condition (financial or otherwise) or prospects of the Company or the Subsidiary and to the best of the Seller's knowledge, no basis exists for any such Claims, including but not limited to the Claims of David Trinder and Michael Basler arising from the revocation of their participation in Seller's stock option program. Neither the Seller, the Company nor the Subsidiary is in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any Governmental Authority where such violation or default would have a Material Adverse Effect on the Company or the Subsidiary. None of the matters listed on Schedule 2.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or the Subsidiary. With respect to all payments to be paid to current or former employees after the Closing, the Seller has provided the Buyer with true, correct and complete copies or summaries of all settlements negotiated with such current or former employees including a summary of amounts paid to such persons and the payment schedule for such amounts, including the amount and date due of each payments that will be due after the Closing.

            SECTION 2.8 Insurance. The insurance coverage for each of the Subsidiary and the Company prior to Closing is as set out in Schedule 2.8 (the "INSURANCE POLICIES"). All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under any of the Insurance Policies. Upon Closing, all coverage under the Insurance Policies for or related to the Company and the Subsidiary will be terminated. With respect to those Insurance Policies that are "occurrence" policies, Seller has no reason to believe that the Subsidiary will not be able to make a claim against such Insurance Policies for events or circumstances that have occurred prior to the Closing Date.

            SECTION 2.9 Fixed Assets. Schedule 2.9 sets forth a true, correct and complete list of all fixed assets of the Company and the Subsidiary (including all equipment subject to lease or vendor financing) as of the date of the Current Balance Sheet, including a description and the book value net of accumulated depreciation on an aggregate basis with respect to all fixed assets. The fixed assets of the Company and the Subsidiary are sufficiently operational to enable the Buyer to conduct the business of the Company and the Subsidiary in essentially the same manner in which it has heretofore been conducted.

            SECTION 2.10 Real Estate Leases. Neither the Company nor the Subsidiary owns or has owned any real property in the United States or Canada and neither the Company nor the Subsidiary does, or has, leased or licensed any real property in the United States. Schedule 2.10 sets forth as of the date hereof a description of the material terms of the only lease or license of real estate (the "LEASE") to which the Subsidiary is a party as lessee, licensee or tenant and which the Subsidiary uses in the operations of its business. The Company is not a party to any lease or license of real estate, as lessee, licensee or tenant. Other than the rent amount, there are no other terms under the Lease. Any changes to the lease arrangement under the Lease can be made by either party under the Lease upon reasonable notice to the other party thereto. Neither the Company nor the Subsidiary is obligated to pay any leasing or brokerage commission relating to the Lease and will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal or extension of the Lease. No material construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or to be performed by any party under the Lease. Each of the Company and the Subsidiary enjoys peaceful and undisturbed possession under the Lease. The Lease does not impose any restrictions that would materially interfere with the continued operation of the business of the Subsidiary as currently conducted on the property that is the subject of the Lease. There is no pending or, to the knowledge of the Seller, threatened expropriation or condemnation that will or may affect the property that is the subject of the Lease.

            SECTION 2.11 Change in Financial Condition and Assets. Since November 30, 2003 (the "BALANCE SHEET DATE"), except as set forth on Schedule 2.11, there has been no material adverse change in the assets or the business, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or the Subsidiary nor any fluctuation in employees employed by the Company. Other than any adjustments to be made to the Current Financial Statements which are consistent with the tax adjustments specified in Schedule 2.5, there is no existing or, to the knowledge of the Seller, threatened occurrence, event or development related to the assets, properties, condition (financial or otherwise), operations, results of operations or prospects of the business of the Company or the Subsidiary that could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary;

provided, however, in order to provide for future enhancements and maintainability, a full redevelopment of the multi-lender portal for the Subsidiary is underway.

            SECTION 2.12 Accounts Receivable; Accounts Payable.

            (a) The Seller has previously supplied to the Buyer a true, correct and complete list of all of the accounts receivable of the Company and the Subsidiary, including an aging thereof, as of the Balance Sheet Date. All accounts receivable reflected on the face of the Current Balance Sheet (rather than in any notes thereto) and/or on the accounting records of the Company or the Subsidiary, as the case may be, as of the date hereof (collectively, the "ACCOUNTS RECEIVABLE") (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (ii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business within no more than ninety (90) days of the date of invoice in the aggregate recorded amounts thereof, using normal collection procedures, net of the reserve for doubtful accounts and returns as set forth on the Current Balance Sheet, which reserve is adequate and was calculated in accordance with GAAP, (vi) are not the subject of any actions or proceedings brought by or on behalf of the Company or the Subsidiary or by the account debtor, and (vii) have not been pledged as collateral by the Company or the Subsidiary or subject to any Liens. The Seller has no knowledge of any facts or circumstances generally that would be reasonably likely to result in any material increase in the uncollectability of the Accounts Receivable in excess of the reserves therefor set forth on the Current Balance Sheet. Since the Balance Sheet Date, the Seller has not accelerated, and has not permitted the Company or the Subsidiary to accelerate, the rate of collection of the Accounts Receivable.

            (b) The Seller has previously supplied to the Buyer a true, correct and complete list of all of the Company's and the Subsidiary's accounts payable (collectively, the "ACCOUNTS PAYABLE") as of the Balance Sheet Date, showing the name of each account creditor and the amount due to each by invoice number and date. Since the Balance Sheet Date, other than in the ordinary course of business, but in no event for a period in excess of 45 calendar days, and other than payments owed by the Subsidiary to financiaLinx Corporation as referred to in Sections 6.1(b)(ii)(6)(A) and 6.1(b)(ii)(6)(B), the Seller has not delayed, and has not permitted the Company or the Subsidiary to delay, the rate of payment of the Accounts Payable.

            SECTION 2.13 Books and Records; Bank Accounts, Powers, etc.

            (a) Other than any adjustments to be made to the Current Financial Statements which are consistent with the tax adjustments specified in Schedule 2.5, and except for any corrections that may be required as a result of a sales tax audit and an employee health tax review currently being undertaken, the general ledgers and books of account of the Company and the Subsidiary with respect to its business, all federal, state, provincial and local or foreign income, property and other Tax Returns (as defined in Section 2.26(d) filed by the Company and the Subsidiary with respect to their respective assets and all other books and records of the Company and the Subsidiary with respect to their respective business are complete and correct in all material respects and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

            (b) Schedule 2.13(b) lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or the Subsidiary have an account or safe deposit box, the account number of all accounts maintained there and the names and identification of all Persons authorized to draw thereon or to have access thereto, and lists the names of each Person holding powers of attorney or agency authority from the Company and the Subsidiary and a summary of the terms thereof.

            (c) Each of the Company and the Subsidiary has records that reflect its material transactions since June 1, 2001, and accounting controls sufficient to insure that such material transactions are (A) executed in accordance with management's general or specific authorization and (B) recorded in conformity with GAAP so as to maintain accountability for their respective assets. Such records, to the extent they contain important information that is not easily and readily available elsewhere are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

            (d) Except as set forth in Schedule 2.13(d), the minute books of the Company and the Subsidiary accurately reflect all material actions and proceedings taken to date by their respective stockholders, board of directors and committees and such minute books contain true and complete copies of the charter documents of the Company and the Subsidiary and all related amendments thereto. The stock record books of the Company and the Subsidiary reflect accurately all transactions in its capital stock of all classes. True, accurate and complete copies of the minute books and stock ledger of the Company and the Subsidiary have been made available to Buyer.

            SECTION 2.14 Contracts and Commitments.

            (a) Schedule 2.14(a) contains a true, complete and correct list of all material contracts and agreements (the "CONTRACTS"), whether written or oral or a combination thereof and whether the terms of which are express or implied, which relate to the operation of the Company and the Subsidiary, including the following:

                  (i) all loan agreements (including, without limitation, agreements evidencing vendor supplied financing), indentures, mortgages and guaranties to which the Company is a party or by which the Company or the Subsidiary or any of their respective property is bound;

                  (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the assets of the Company and the Subsidiary to which the Company and the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective property is bound;

                  (iii) all contracts, agreements, commitments, purchase orders (other than merchandise deliveries to customers in the normal course of business upon standard terms) or other understandings or arrangements to which the Company and the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective property is bound which (A) involve payments or receipts by it of more than CAN$5,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) could have a Material Adverse Effect on the Company or the Subsidiary;

                  (iv) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, agreements with temporary placement agencies, non-competition agreements, trust agreements, confidentiality agreements, bonus structures termination and/or severance benefits, employment policies, manuals, procedures or commitments or non-solicitation agreements, formal or informal to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective property is bound, including but not limited to policies regarding holidays, education, vacation, termination and severance pay, automobile allowances, company provided automobiles and expense reimbursements;

                  (v) all agency, distributor, sales representative and similar agreements to which the Company is a party;

                  (vi) all contracts, agreements or other understandings or arrangements, whether written or oral, between the Company or the Subsidiary and any director, stockholder, employee, officer or Affiliate of the Company or the Subsidiary;

                  (vii) all leases, whether operating, capital or otherwise, under which the Company or the Subsidiary is lessor or lessee;

                  (viii) all licenses of Intellectual Property and other contracts and agreements pursuant to which license fees or royalties are paid; and

                  (ix) any other material agreement or contract entered into by the Company or the Subsidiary.

            (b) Except as specifically disclosed in reasonable detail on
Schedule 2.14(b):

                  (i) each Contract is in full force and effect and is a legal, valid and binding agreement of the Company or the Subsidiary, enforceable against it in accordance with its respective terms, and the Seller, the Company and the Subsidiary have no knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                  (ii) each of the Company and the Subsidiary has fulfilled all material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof;

                  (iii) each of the Company and the Subsidiary is not in breach of or in default of any material obligation under any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of a Lien thereunder or pursuant thereto;

                  (iv) to the Seller's knowledge, there is no existing breach or default of any material obligation by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance, or permit termination, modification, or acceleration thereunder or pursuant thereto; and

                  (v) each of the Company and the Subsidiary has not, and to the Seller's knowledge, no other party has repudiated any provision under any Contract; and

                  (vi) each of the Company and the Subsidiary is not restricted by any Contract from carrying on its business anywhere in North America.

            (c) Except for the Dealer Usage Agreements identified in Appendix 1 to Schedule 2.14(a), true, correct and complete copies of all of the Contracts set forth on Schedule 2.14(a) including all amendments thereto, and accurate descriptions of all material terms of all oral agreements, have been delivered to the Buyer. A true, correct and complete copy of the standard form Dealer Usage Agreement has been delivered to the Buyer.

            SECTION 2.15 Permits; Compliance with Laws.

            (a) Each of the Company and the Subsidiary has all requisite licenses, permits, certificates and other approvals, including health and safety permits, from federal, state, provincial, local and foreign authorities necessary to conduct its business (collectively the "PERMITS"). Schedule 2.15(a) sets forth a true, correct and complete list of all of the Permits, copies of which have been delivered by the Seller to the Buyer. Neither the Company nor the Subsidiary has engaged in any activity which would cause or permit revocation or suspension of any Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any Permit is pending or threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a default by the Company or the Subsidiary under any Permit. Except as set forth in Schedule 2.15(a), the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any third party under any such Permit.

            (b) Each of the Company and the Subsidiary is and has been in compliance in all material respects with all applicable laws, regulations or ordinances. The business of the Company and the Subsidiary does not violate, in any material respect, any federal, state, provincial, local or foreign laws, regulations or orders. Neither the Seller, the Company nor the Subsidiary have received any notice or communication from any federal, state, foreign, provincial or local governmental or regulatory authority or otherwise alleging any such violation or noncompliance and have received any notice prior to such time of any violation that has not been cured.

            SECTION 2.16 Employee Benefits.

            (a) Scheduled 2.16(a) lists (and identifies the sponsor of) each material "EMPLOYEE PENSION BENEFIT PLAN" as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each material "EMPLOYEE

WELFARE BENEFIT PLAN", as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS"), and each other material pension plan, deferred compensation plan, retirement plan, retirement income plan, retirement compensation arrangement, trust agreement, executive compensation plan, incentive compensation plan, stock option or stock purchase plan, profit sharing plan, money purchase plan, bonus plan or policy, vacation pay plan, employee group insurance plan, hospitalization plan, disability plan, unemployment benefit, savings, medical, dental, post-retirement medical, accident, weekly income, salary continuation, health, life or other insurance plan, or other employee benefit plan, program, agreement, commitment or arrangement, formal or informal, maintained or contributed to by the Seller, the Company or the Subsidiary in respect of or for the benefit of the Subsidiary's employees, as of the date of this Agreement as to which the Company or the Subsidiary are a party (collectively referred to hereinafter as the "BENEFIT PLANS"). Except as set forth in Schedule 2.16(a), there are no employment, severance, termination or similar-type agreements between the Seller, the Company and the Subsidiary and any of the Company's or the Subsidiary's employees, directors, consultants or independent contractors.

            (b) Except as otherwise disclosed in Schedule 2.16(b), the execution, delivery and performance of this Agreement will not directly result now or at any time in the future in the payment to any of the Company's or the Subsidiary's employees, directors, consultants or independent contractors of any severance, termination, or similar-type payments or benefits. Except as set forth in Schedule 2.16(b) or liabilities under Benefit Plans accrued in the Financial Statements, neither the Company nor the Subsidiary have, or are subject to, any present or future liability under Benefit Plans for events arising prior to the Closing Date.

            (c) True and complete copies of all Benefit Plans set forth on
Schedule 2.16(a) including all amendments thereto and where such Benefit Plans are oral commitments, written summaries of the terms thereof, have been provided to the Buyer. There have been no actuarial reports related to the Benefit Plans prepared or filed with any regulatory agency within three (3) years prior to the date hereof.

            (d) No pension plan is, or has been, offered or provided to employees, directors, consultants or independent contractors of the Company or the Subsidiary in the Benefit Plans or otherwise.

            (e) There are no pending Claims by any current or former employee, including, without limitation, any current or former employee covered under the Benefit Plans or by any other person, which allege a breach of fiduciary duties or violation of governing law or which may result in liability to the Buyer, the Company or the Subsidiary and to the best of the knowledge of the Seller, there is no basis for such a claim. No former employees of the Seller, the Company or the Subsidiary are receiving from the Company or the Subsidiary any pension or retirement payments, and no employees, directors, consultants or independent contractors of the Company or the Subsidiary are entitled to receive any retirement payments.

            (f) None of the Company's or the Subsidiary's employees are represented by a labor union, labor organization or employee association, and the Company and the Subsidiary are not subject to any collective bargaining agreement covering any of their respective employees. There are currently no grievances, arbitrations, strikes, slowdowns, work stoppages or lockouts by or with respect to any of the Company's or the Subsidiary's employees. To the knowledge of the Seller, during the twelve (12) months preceding the date of this Agreement, there have not been any union organizational campaigns by or directed at the Company's or the Subsidiary's employees.

            (g) The list provided by the Seller to the Buyer sets out, as at December 12, 2003, the names of all of the Subsidiary's employees, their job title, date of hire, any periods of prior employment, vacation entitlement, rate of remuneration (including bonus and commission entitlement, if any, accrued, owed or promised prior to the Closing Date), level of participation in employee Benefit Plans and whether the employee is actively at work or on disability, pregnancy, parental or other authorized leave or is receiving workers' compensation benefits or short term or long term disability benefits.

            (h) The Subsidiary is provincially regulated for employment purposes and has been treated by the Seller as subject to provincial employment laws.

            SECTION 2.17 Absence of Certain Changes or Events. Except as set forth on Schedule 2.17, since the Balance Sheet Date, neither the Seller, the Company nor the Subsidiary have taken any action, or omitted to take any action, other than in the ordinary course of business; and, without limiting the generality of the foregoing, neither the Seller, the Company nor the Subsidiary have:

            (a) Mortgaged, pledged or otherwise subjected any of the Company's or the Subsidiary's assets to a Lien;

            (b) Sold or purchased, assigned or transferred any of the Company's or the Subsidiary's Intellectual Property;

            (c) Made any material amendment to or terminated any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

            (d) Suffered any casualty losses, whether insured or uninsured, and whether or not in the control of the Company or the Subsidiary, in excess of Ten Thousand Dollars (CAN$10,000), or waived any rights of any value unless such loss or waiver is reflected in the Financial Statements;

            (e) Received notice of any litigation, warranty claim, or other Claims relating to the business of the Company or the Subsidiary;

            (f) Sold, assigned, disposed of, transferred, leased or subleased, or agreed to sell, assign, dispose of, transfer, lease or sublease, any of the Company's or the Subsidiary's assets, other than in the ordinary course of business consistent with past practices;

            (g) Canceled, compromised, modified or waived any debts or claims in an owing to the Company or the Subsidiary;

            (h) Suffered any damage, destruction or loss to the Company's or the Subsidiary's assets or suffered any repeated, recurring or prolonged shortage, cessation or interruption of business and operations;

            (i) Increased or decreased the number of employees employed by the Company or the Subsidiary, made or granted any increase with respect to any wages, salaries, bonuses, commissions or other compensation except pursuant to currently existing contractual arrangements; made any advance or loan to any of the Company's or the Subsidiary's employees, directors or officers other than normal travel advances in the ordinary course of business consistent with past practices, or made any increase in, or any addition to, other benefits including Benefit Plans to which any of the Company's or the Subsidiary's employees, directors, consultants or independent contractors may be entitled except pursuant to pre-existing contractual arrangements or as required by the Employment Standards Act (Ontario) and other similar statutes;

            (j) Changed any of the accounting principles or practices, followed by the Company or the Subsidiary or the methods (including methods of making estimates) of applying such principles or practices;

            (k) Issued or sold any of the Company's or the Subsidiary's capital stock or any other equity securities or any debt securities or granted any subscriptions, options, warrants, rights, calls, commitments, understandings or agreements of any nature or kind granting to any natural person, corporation or other entity of any kind or nature ("PERSON") any interest or right to purchase or otherwise acquire or relating to the issuance of any of its capital stock or other equity securities or debt securities, including without limitation any rights of conversion or exchange under any outstanding securities or other instruments;

            (l) Made any capital expenditures made in excess of CAN$10,000, in the aggregate, which has not been paid for in full in cash prior to the date hereof;

            (m) Made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment;

            (n) Delayed payment of any trade payables or other accounts payable or obligations, or made any other cash payments other than in the ordinary course of business;

            (o) Failed to maintain all of the tangible properties and assets owned, leased, occupied, operated or used in connection with the business of the Company or the Subsidiary in good repair, working order and operating condition, subject only to ordinary wear and tear;

            (p) Failed to use the Company's or the Subsidiary's best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried in connection with their respective business;

            (q) Declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of the Company's or the Subsidiary's capital stock, or redeemed, purchased, retired or otherwise acquired, or agreed to redeem, purchase, retire or otherwise acquire, any of their respective capital stock; or

            (r) Taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

            SECTION 2.18 Lender Customers. Schedule 2.18 sets forth the names of all current lender customers who have entered into a financial institution agreement with the Subsidiary for the provision by the Subsidiary of certain portal services to such lender customers, and the amount for which each such lender customer was invoiced during the thirteen (13) month period ended on November 30, 2003. Except for Royal Bank of Canada and financiaLinx Corporation and except to the extent any lender customer may enter into a business relationship with Curomax Corporation as a result of Royal Bank of Canada doing so, neither the Company nor the Subsidiary has received any written notice or, to the knowledge of each of Lloyd Darlington, Heather Baird and Jennifer Fang of the Seller, has any reason to believe either the Company or the Subsidiary will receive any notice under any financial institution agreement between the Subsidiary and the lender customer that any such lender customer (i) has ceased, or will cease, its business with the Company or the Subsidiary, (ii) has substantially reduced, or will substantially reduce, its business with the Company or the Subsidiary or (iii) has sought, or is seeking, to reduce the price it will pay for the Company's or the Subsidiary's products, goods or services. No such lender customer has otherwise taken or threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.18, all consents from lender customers required under the financial institution agreements for the consummation of the transactions contemplated hereby have been obtained.

            SECTION 2.19 Intellectual Property.

            (a) Schedule 2.19 sets forth a complete and accurate list of all federal, state, provincial and foreign patents, patent applications, trademarks and service marks (including any registrations and applications therefor), trade names, brand names, copyright registrations and applications therefor, Internet domain names and corporate and business names owned by the Company and the Subsidiary, as the case may be, and used in their respective business (the "OWNED INTELLECTUAL PROPERTY"). Schedule 2.19 sets forth a complete and accurate list and description of all federal, state, provincial and foreign patents, patent applications, trademarks and services marks (including registrations and applications therefor), trade names, brand names, copyright registrations and applications therefor, Internet domain names, corporate and business names and other Intellectual Property that the Company and the Subsidiary, as the case may be, has a right to use in its business (pursuant to license agreements, intercompany arrangements or otherwise), excluding click-wrap, shrink-wrap and commercial off-the-shelf software purchased or licensed by the Company or the Subsidiary (the "LICENSED RIGHTS").

            (b) Except as specifically set forth in Schedule 2.19, each of the Company and the Subsidiary owns and has the full right to use all of its Owned Intellectual Property (the "INTELLECTUAL PROPERTY RIGHTS").

                  (i) Except as set forth in Schedule 2.19, the Intellectual Property Rights are free of any Liens, are not subject to any license (royalty-bearing or royalty-free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person other than Liens, licenses and any other arrangements or obligations imposed, entered into or undertaken in the ordinary course of business, and except as contemplated by this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. Except as set forth on Schedule 2.19, the Licensed Rights are free and clear of any Liens other than Liens imposed on a Licensed Right pursuant to the agreement creating such Licensed Right or any sublicense of such Licensed Right.

                  (ii) Except as set forth in Schedule 2.19, the Intellectual Property Rights as of the date of this Agreement have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Copyright Office, the Canadian Patent Office, the Canadian Industrial Design Office, a duly accredited domain name registrar, the appropriate offices in the various states of the United States or the appropriate office of other foreign jurisdictions, as applicable, and, as of the date of this Agreement, each such registration, filing and issuance remains in full force and effect and, to the knowledge of the Seller, there are no facts that cast doubt on the validity or enforceability of the registrations, filings and issuances. Except as set forth in Schedule 2.19 and to the knowledge of the Seller, the Intellectual Property Rights and the Licensed Rights are all the Intellectual Property rights necessary to conduct the Company's and the Subsidiary's respective business as currently being conducted.

                  (iii) Except as set forth in Schedule 2.19, the validity of the Intellectual Property Rights and title thereto, and the validity of the Company's or the Subsidiary's interest in the Licensed Rights, (x) have not been questioned in any prior action, lawsuit or complaint (y) are not being questioned in any pending action, lawsuit or complaint, and (z) to the knowledge of the Seller, are not the subject of any threatened or proposed action, lawsuit or complaint. Except as set forth in Schedule 2.19, neither the Seller, the Company nor the Subsidiary has received any written notice from any third party challenging the rights of the Company or the Subsidiary to use any of the Intellectual Property Rights. Except as set forth in Schedule 2.19, the Intellectual Property Rights, the Company's and the Subsidiary's use of the Licensed Rights and their respective business, as now conducted, do not violate, infringe upon, misuse or misappropriate and, to the knowledge of the Seller, have not been alleged to infringe upon, misuse or misappropriate any Intellectual Property of any third party. To the knowledge of the Seller, there is no valid basis for any such allegations. To the knowledge of the Seller, there is no unauthorized use by any third party of the Intellectual Property Rights or the Licensed Rights.

                  (iv) No Intellectual Property Rights have been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been paid. Except as set forth in Schedule 2.19, each of the Company and the Subsidiary has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights listed in Schedule 2.19.

                  (v) Except as set forth in Schedule 2.19, each of the Company and the Subsidiary has obtained valid written assignments from all of their respective employees and consultants who have contributed to the creation or development of the Intellectual Property

Rights developed by or on behalf of the Company or the Subsidiary of the rights to such contributions that the Company or the Subsidiary does not already own by operation of law. Except as set forth in Schedule 2.19. each of the Company and the Subsidiary has taken all commercially reasonable steps to protect and preserve the confidentiality of all trade secrets, know-how, source codes, databases, customer lists, schematics, ideas, algorithms and process.

                  (vi) Except as disclosed in Schedule 2.19, there are no restrictions on the ability of the Company or the Subsidiary or any successors or assignees thereof to use and exploit all rights in the Owned Intellectual Property. All statements contained in all applications for registration of the Owned Intellectual Property were true and correct as of the date of such applications. Each of the trade-marks and trade names included in the Owned Intellectual Property is in use. None of the rights of the Company or the Subsidiary in the Owned Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

                  (vii) The computer systems of the Company and the Subsidiary, including hardware and software, currently operate and perform in accordance with past performance. The Owned Intellectual Property, and to the knowledge of the Seller, the Intellectual Property for which the Company or the Subsidiary has Licensed Rights, do not contain any "time bombs", "Trojan Horses", "backdoors, "trap doors", "worms", viruses or other similar devices or effects that (A) enable any Person to access such computer systems without authorization or (B) otherwise hinder the material functionality of such computer systems. To the knowledge of the Seller, the Company and the Subsidiary have taken all steps and implemented procedures necessary to ensure, so far as commercially reasonably possible, that such systems are free from such devices and effects and will continue to take such steps until the Closing Date. All material computer software that is Owned Intellectual Property has been exclusively developed either (A) internally by employees of the Company or the Subsidiary working within the scope of their employment or (B) by third parties pursuant to written work made for hire and assignment agreements placing ownership of such computer software with the Company or the Subsidiary. True and complete copies of all such agreements have been provided to the Buyer.

                  (viii) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), corporate and business names, source codes, object codes, computer software programs, trade names, trade dress, brand names, maskworks, trade secrets (including technical data, customer lists, know-how, show-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, databases, data collections and other proprietary information or material of any type), whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

            SECTION 2.20 Operation of the Business.

            (a) Other than the Subsidiary, the Company has conducted its business only through the Company and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Company, the Subsidiary or the Seller; and no part of its business is operated by the Company through any Person other than the Company. The Company has no material operations other than holding the capital stock of the Subsidiary and its Intellectual Property. The Company does not currently conduct business in the United States, but had undertaken, through a consultant and other individuals who were not employees of the Company, some prospecting in the United States of customer interest for a U.S. auto financing portal, including attending trade shows and answering enquiries and meeting with auto makers. Except for John Priester, the Company has never had any employees in the United States.

            (b) The Subsidiary has not conducted its business through any other divisions or any direct or indirect subsidiary or Affiliate of the Subsidiary, the Company or the Seller; and no part of its business is operated by the Subsidiary through any Person other than the Subsidiary. The Subsidiary has no material operations other than licensing its Intellectual Property and the operation of its Internet-based, business-to-business, e-commerce system. The Subsidiary does not and has not conducted business in the United States and, except for John Priester, has never had any United States resident employees in the United States. The Subsidiary has sent certain of its employees to the United States for marketing purposes.

            (c) The Seller has paid, or caused to be paid by or on behalf of the
Subsidiary:

                  (i) To Strategic Technologies Partners, Inc., the amount of US$20,000 representing all remaining payments owing by the Subsidiary to Strategic Technologies Partners, Inc. in respect of John Priester;

                  (ii) To the applicable employees of the Subsidiary, an amount equal to CAN$98,908.00, in the aggregate, in respect of all management bonuses to be paid for fiscal year 2003;

                  (iii) The CAN$60,000 credit due to the Seller from the Subsidiary;

                  (iv) To David Trinder, the amount of $34,000 representing all amounts owing to him in respect of the cancellation of his stock options in the Company; and

                  (v) To Michael Basler, the amount of $12,750 representing all amounts owing to him in respect of the cancellation of his stock options in the Company;

together with all applicable Taxes withheld, reported and remitted to the applicable Governmental Authority with respect to such payments as are required to be withheld, reported and remitted to the applicable Governmental Authority.

            SECTION 2.21 Environmental Compliance and Liabilities.

            (a) Neither the Company nor the Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted any other Person to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as defined below) in violation of any Canadian federal, provincial or local law, statute, rule regulation, order or treaty (collectively, the "LAW") of any Government Authority including, without limitation, the Environmental Protection Act, R.S.O. 1990, c. E. 19 (Ontario), as amended from time to time (the "EPA"), and the Canadian Environmental Protection Act, R.S.C. 1985, c. 16 (4th Supp.), as amended from time to time (the "CEPA"), and the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time ("CERCLA") (collectively, the "ENVIRONMENTAL LAWS").

            (b) There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Company's or the Subsidiary's business or the use of any real property currently or previously leased by the Company and the Subsidiary (collectively, the "LEASED PREMISES"), which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Authority.

            (c) Each of the Company and the Subsidiary has complied with all reporting and monitoring requirements under all Environmental Laws with respect to the Leased Premises. Neither the Company or the Subsidiary has received any notice of any non-compliance with any Environmental Laws, and neither the Company or the Subsidiary has ever been convicted of an offence for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

            (d) No asbestos or polychlorinated biphenyl or urea formaldehyde foam insulation or underground storage tank is contained in or located at the Leased Premises.

            (e) Any Hazardous Substance handled or dealt with in any way in connection with the Company's and the Subsidiary's business has been and is being handled or dealt with in all respects in compliance with applicable Laws.

            (f) Neither the Company, the Subsidiary nor the Seller has, with respect to the Leased Premises, (A) received notice that it is a potentially responsible party for a federal, provincial, state or local environmental cleanup site or for corrective action under the Environmental Laws, or any other applicable Laws; (B) submitted or been required to submit any notice pursuant to
Section 103(c) of CERCLA; (C) received any written request for information in connection with any federal, provincial, state or local environmental cleanup site; (D) been required to undertake any prospective or remedial action or clean-up action of any kind at the request of any Governmental Authority, or at the request of any other Person relating to any applicable Laws, including, without limitation, any Environmental Laws; or (E) any pending or contingent liability pursuant to any Environmental Laws.

            (g) There are no Environmental Permits necessary for the Company and the Subsidiary to conduct its respective business and to use and operate its assets at the Leased Premises, as applicable. For purposes of this Agreement "ENVIRONMENTAL PERMITS" includes all orders, permits, certificates, approvals, consents, registrations and licenses issued by any authority of competent jurisdiction under Environmental Laws.

            (h) The Seller has provided or otherwise made available to Buyer all environmental audits, reports, and assessments concerning the Company, the Subsidiary, or any of the Leased Premises which Seller possesses or reasonably could have obtained.

            (i) There are no off-site locations where Hazardous Substances have been sent, generated, used, collected, treated, stored, transported, recovered, recycled, discharged or disposed by the Company or the Subsidiary in the conduct of their respective business identified on any list designated for investigation and/or remedial action pursuant to any Environmental Law.

            (j) For purposes of this Agreement, "HAZARDOUS SUBSTANCES" means and includes: (i) any "Hazardous Substance" as defined in CERCLA; (ii) any substances that are defined or listed in, or otherwise classified pursuant to, any other applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "contaminants," "dangerous goods" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, as such Laws were in effect at the time of the relevant act or omission; (iii) dangerous goods (as defined in the Transportation of Dangerous Goods Act, R.S.C, 1985, c. T-19 (Canada), as amended from time to time) or pollutant or any other substance which when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health.

            SECTION 2.22 Confidentiality. Since June 2002, each of the Company and the Subsidiary has required each of its officers, employees, and third party contractors (excluding advisors who are bound by professional obligations of confidentiality) who have access to material confidential information with respect to its business to enter into written agreements to preserve the confidential nature of such information. The Seller has provided the Buyer with true, correct and complete copies of all such agreements executed on or after June 2002.

            SECTION 2.23 Disclosure. No representation or warranty by the Seller in this Agreement or in any Exhibit or Schedule hereto, or in any Related Agreement, certificate or instrument delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained herein or therein not misleading.

            SECTION 2.24 Absence of Certain Agreements. Neither the Company nor the Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for income Tax purposes. None of the obligations or liabilities of the Company or the Subsidiary incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. Neither the Company nor the Subsidiary has guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of the Company, the Subsidiary or any of its Affiliates in connection with the Company's or Subsidiary's business or assets.

            SECTION 2.25 Absence of Certain Practices. There have been no violations of any provincial, state or federal legislation relating to foreign corrupt practices, antitrust, price fixing, bribery, money laundering or similar offenses by the Company or the Subsidiary or any of its directors, officers, stockholders, employees or agents.

            SECTION 2.26 Taxes.

            (a) Except as set forth on Schedule 2.26, each of the Company and the Subsidiary has duly and timely filed all Tax Returns, including extensions thereof and returns for estimated Tax, required to be filed by it on or prior to the date hereof. Subject to the audits referred to in Schedule 2.26, all such Tax Returns are true, complete and correct in all material respects for the periods covered thereby. All Taxes that are due and payable by the Company or the Subsidiary (whether or not shown on any Tax Return) have been timely paid. Neither the Company nor the Subsidiary is delinquent in the payment of any Tax, there is no Tax deficiency asserted against the Company or the Subsidiary, and there is no unpaid assessment, deficiency or delinquency in the payment of any Taxes of the Company or the Subsidiary or, any proposal for additional Taxes that could be asserted by any Governmental Authority. The Seller does not expect any Governmental Authority to assess any additional Taxes against the Company or the Subsidiary for any period for which any Tax Returns have been filed. Adequate accrual for all Taxes payable for periods ending on, prior to or including the Balance Sheet Date are reflected on the Current Balance Sheet and adequate reserves have been established for the accrual of all Taxes payable for all periods ending on, prior to or including the Closing Date. Neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except for a sales tax audit and an employee health tax audit currently being undertaken, no audit, investigation or proceeding of the Company or the Subsidiary is pending or threatened by any Governmental Authority, and the results of any completed audits are properly reflected in the Financial Statements. Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency. All Taxes required to be withheld and paid by the Company or the Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been withheld, and such withheld Taxes have either been duly and timely paid to the proper Governmental Authority. Each of the Company and the Subsidiary has complied with all information and backup withholding requirements, including maintenance of required records thereto, in connection with all Taxes and Tax Returns.

            (b) There are no outstanding rulings of, or requests for rulings with, any Governmental Authority addressed to the Company or the Subsidiary that are or, if issued, would be binding on the Company or the Subsidiary. Neither the Company nor the Subsidiary is a party to or bound by any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. As a direct or indirect result of the transactions contemplated hereby, no payment or other benefit and no acceleration of the vesting of any options, payments or other benefits, will be an "excess parachute payment" to a "disqualified individual" within the meaning of Section 280G of the Code. Neither the Company nor the

Subsidiary is or has been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes, real estate or gains Taxes, or similar Taxes will be imposed on the transactions contemplated by this Agreement. Neither the Company nor the Subsidiary will be required to include any adjustment in taxable income for any period ending after the Closing Date under Section 481 of the Code (or under any corresponding or similar provision of any other Tax law) as a result of a change in the method of accounting for a period ending on or before the Closing Date or pursuant to an agreement with any Governmental Authority with regard to the Tax liability of the Company or the Subsidiary for any period ending on or before the Closing Date. Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of any other Tax law), (ii) installment sale made on or prior to the Closing Date, (iii) open transaction, or (iv) prepaid amount received on or prior to the Closing Date. Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable period ending after the Closing Date as a result of a "closing agreement" as described in Section 7121 of the Code or any corresponding or similar provision of any other Tax law. Neither the Company nor the Subsidiary (i) has entered into any transaction that is a "listed" transaction for purposes of Temporary Treasury Regulations Section 1.6011-4T(b)(2) or 301.6111-2T(b)(2), (ii) is liable with respect to any indebtedness the interest on which is not deductible for federal, state or local or non-U.S. income Tax purposes, or (iii) has any net operating losses or other Tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code.

            (c) Neither the Company nor the Subsidiary is a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment, and neither the Company nor the Subsidiary is liable, by contract or otherwise, for the Taxes of any Person. Each of the Company and the Subsidiary has duly and timely collected all amounts on account of Taxes required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it. There are no Liens for Taxes upon the assets of the Company or the Subsidiary other than Taxes not yet due and payable. The Seller has furnished or made available to the Buyer true and complete copies of the U.S. federal, state and local and Canadian federal and provincial income Tax Returns that have been filed: (i) for each of the Subsidiary and the Company, for the fiscal years ended October 31, 2002 and 2001; and (ii) for the Company only, for the fiscal year ended October 31, 2000.

            (d) For purposes of this Agreement, the following terms have the following meanings: "TAX" or "TAXES" means taxes of any kind, levies or other like assessments, imposts, charges or fees, including, without limitation, income taxes, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales (including the Goods and Services Tax provided for in the Excise Tax Act (Canada)), use, license, payroll, transaction, capital, net worth and franchise taxes, escheat liability or other similar property rights asserted by any Governmental Authority, estimated taxes, withholding, employment, employer health, social security, Canada Pension Plan, employment insurance, workers compensation, utility, severance production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, Canada or any state, province, county, local or foreign government or subdivision or agency thereof whether of not disputed, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax; and "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, whether required to be filed weekly, monthly, yearly or otherwise.

            (e) The Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

            (f) Notwithstanding anything contained in this Agreement:

                  (i) the Seller makes no representation or warranty to the Buyer as to, and shall have no obligation to indemnify any of the Buyer Parties (as defined in Section 6.1(b)) with respect to Taxes due for periods after the Closing Date, including, without limitation, resulting from the existence, availability or utilization of any (i) Tax losses, including whether any Tax losses exist in the Company or the Subsidiary, the value of any Tax losses, or the ability of any Person to offset such Tax losses or obtain a refund for any Taxes of the Company or the Subsidiary previously paid; and (ii) research and development Tax credits, including whether any research and development Tax credits exist in the Company or the Subsidiary, the value of any such research and development Tax credits, or the ability of any Person to apply such research and development Tax credits or obtain a refund for any Taxes of the Company or the Subsidiary previously paid; and

                  (ii) the Seller's only indemnification obligation with respect to Taxes owing by the Company or the Subsidiary for periods or portions of periods ending on or prior to the Closing Date is as set out in Section 6.1(b)(ii)(3); provided nothing in this Section 2.26(f)(ii) precludes the Buyer from making any claim under Section 6.1(b)(i) for liabilities, other than Taxes owing by the Company or the Subsidiary for periods or portions of periods ending on or prior to the Closing Date.

            (g) There is no Tax period which begins before the Closing Date and ends after the Closing Date for which the Company or the Subsidiary may be liable for Taxes.

            SECTION 2.27 Transactions with Affiliates. Other than pursuant to employment relationships or as disclosed in Schedule 2.27, neither the Company nor the Subsidiary has directly or indirectly entered into any loans, leases, contracts or other material financial transactions with any of its stockholders, directors, officers or employees, or any member of any such individual's immediate family or any other Affiliate of the Company, the Seller or the Subsidiary. For purposes of this Agreement, "AFFILIATE" of a Person shall mean any Person that (directly or indirectly) controls, is controlled by or is under common control with such Person (but in the case of the Seller, the Company or the Subsidiary, shall not include each other); or in the case of a natural person, any parent, child, sibling, grandparent, grandchild or spouse of such person.

            SECTION 2.28 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated thereby have been carried on without the participation of any Person acting on behalf of the Seller, the Company, the Subsidiary or their Affiliates, or any of them, in such manner as to give rise to any valid claim against the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, stockholder, employee, agent or sales representative of or consultant to the Seller, the Company, the Subsidiary or their Affiliates, upon consummation of the transactions contemplated hereby. The Seller agrees to indemnify, defend and hold harmless the Buyer from and against any claim or demand for any commission, compensation or other payment by any broker, finder or similar agent employed or retained by the Seller or the Company in connection herewith.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Seller that:

            SECTION 3.1 Organization, Standing and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted.

            SECTION 3.2 Authorization; No Conflicts; Consents. The Buyer has the requisite capacity, power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which it is a party by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action by the Buyer. This Agreement and the Related Agreements to which it is a party constitutes legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer, (b) violate the provisions of the Buyer's charter documents, (c) violate any judgment, decree, order or award of any Governmental Authority, or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which it is a party or by which it or any of its properties is or may be bound. All of the consents, approvals, permissions, licenses, authorizations and other requirements prescribed by law, rule, regulation or by contract required to be obtained and/or satisfied by the Buyer in connection with the execution and delivery of this Agreement and the Related Agreements have been obtained and/or satisfied by the Buyer.

            SECTION 3.3 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated thereby have been carried on without the participation of any Person acting on behalf of the Buyer or its Affiliates in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any director, stockholder, member, manager, officer, employee, agent or sales representative of or consultant to the Buyer or its Affiliates, upon consummation of the transactions contemplated hereby. The Buyer agrees to indemnify, defend and hold harmless the Seller from and against any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent employed or retained by the Buyer in connection therewith.

            SECTION 3.4 Purchase for Investment. The Buyer is acquiring the Shares solely for its own account, for investment purposes, and not with a view to resale or distribution of all or any part of the Shares being purchased by it in violation of applicable federal or state securities Laws. The Buyer understands that the Shares to be acquired by it has not been registered under the Securities Act of 1933, as amended or applicable state securities Laws.

                                   ARTICLE IV

                        CONDITIONS TO OBLIGATION TO CLOSE

            SECTION 4.1 Conditions to Obligation of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) Non-Competition Agreements. The Seller shall have executed and delivered to the Buyer a non-competition agreement, substantially in the form attached hereto as Exhibit A (the "NON-COMPETITION AGREEMENT");

            (b) Opinions of the Seller's Counsel. Richard A. MacKenzie, Vice-President, Law Department of the Seller, shall have executed and delivered an opinion addressed to the Buyer, substantially in the form attached hereto as Exhibit C.

            (c) Restated Customer Agreement. The Seller and the Subsidiary shall have executed and delivered an amended and restated customer agreement, substantially in the form attached hereto as Exhibit D (the "RESTATED CUSTOMER AGREEMENT);

            (d) Good Standing Certificates. The Seller shall have delivered to the Buyer good standing certificates of the Company and the Subsidiary issued by the state or province of its organization and each of the jurisdictions set forth on Schedule 2.1 dated no earlier than October 28, 2003 with respect to the Subsidiary and the Company with "bring down" good standing certificates attached thereto dated no earlier than December 18, 2003.

            (e) Officer's Certificate. The Seller shall have delivered to the Buyer a certificate of an officer of the Seller: (i) certifying that the representations and warranties set forth in Article II hereof shall be true and correct in all respects at and as of the Closing Date; (ii) certifying that the Seller has performed and complied with all of its covenants hereunder in all material respects; and (iii) certifying that no action, suit, or proceeding shall be pending or threatened before any Governmental Authority of any federal, provincial, state, local or foreign jurisdiction wherein an unfavorable injunction, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Shares or the Company from continuing to own the Subsidiary Shares;

            (f) Secretary's Certificate. The Seller shall have delivered to the Buyer a certificate of the Secretary of the Seller, certifying that: (i) the applicable resolution of the Seller's board of directors authorizing the officers of the Seller executing this Agreement to execute, deliver and perform this Agreement, the Non-Competition Agreement, the Restated Customer Agreement and the stock powers related to the Shares and authorizing such officers to authorize and approve of the execution, delivery and performance of the other Related Agreements to which Seller is a party and the transactions contemplated hereby and thereby is attached to such certificate; and (ii) the names and titles of the officers of the Seller, and the signature(s) of the officer(s) of the Seller, executing this Agreement, the Non-Competition Agreement, the Restated Customer Agreement and the stock powers related to the Shares are attached to such certificate.

            (g) Books and Accounts. The Seller shall have delivered to the Buyer the minute books and stock books of the Company and the Subsidiary;

            (h) Permits. The Seller shall have delivered to the Buyer the originals, if in the Company's and the Subsidiary's possession, of all building permits, certificates of occupancy, and other governmental licenses, permits and approvals, not previously delivered to the Buyer;

            (i) Contracts. The Seller shall have delivered to the Buyer such documents, instruments or certificates executed by the Seller, as the Buyer may reasonably request;

            (j) Proceedings. All proceedings required to be taken on the part of the Seller and the Company to authorize or carry out this Agreement and to convey, assign, transfer and/or deliver the Shares, as the case may be, shall have been taken;

            (k) Other Approvals. All Governmental Authorities, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Company's and the Subsidiary's respective business by the Buyer, shall have consented to, authorized, permitted or approved such transactions;

            (l) Consents of Lessors and Other Third Parties. The Seller shall have received the consents and approvals of all lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement;

            (m) Adverse Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted by any Governmental Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own the Shares or use the assets of the Company and of the Subsidiary and/or the operation of the Company's and the Subsidiary's respective business by the Buyer after the Closing;

            (n) Resignations. Each of the directors and officers of the Company and directors of the Subsidiary (other than Michael Basler, David Trinder and Michael Gaertner) shall have executed and delivered written resignations to the Seller, effective as of the Closing Date;

            (o) Termination of Debt. An executed release and discharge in form and substance satisfactory to the Buyer, acting reasonably, shall have been delivered to the Buyer by:

                  (i) the Seller, in respect of the indebtedness for borrowed money in the amount of CAN$3,011,021.93 (as at December 31, 2003) (plus an additional CAN$339.86 for each day after December 31, 2003 that such amount is not paid), owed by the Subsidiary to the Seller (the "SELLER LOAN AMOUNT") under a commitment letter, dated December 7, 2001, between the Subsidiary and the Seller, as supplemented by a term sheet dated November 20, 2003 ("SELLER LOAN AGREEMENT"); and

                  (ii) Royal Bank of Canada, in respect of indebtedness for borrowed money in the amount of CAN$102,225.52 (as at December 31, 2003) (plus an additional CAN$12.33 for each day after December 31, 2003 that such amount is not paid), owed by the Subsidiary to Royal Bank of Canada (the "RBC LOAN AMOUNT") under a commitment letter, dated December 7, 2001, between the Subsidiary and Royal Bank of Canada.

            (p) Cancellation of Unexercised Options. Each holder of outstanding options under the Company's stock option plan shall have released his or her interest in any outstanding and unexercised options (so that there shall be no outstanding and unexercised options at the time of Closing), and shall have waived any right to claim damages of any nature against the Company or the Subsidiary arising from the release of their interest in the Company's stock option plan. The Seller shall cause to be paid by the Subsidiary to each of Michael Basler and David Trinder prior to Closing, all amounts owing to each in respect of the cancellation of their respective stock options in the Company.

            (q) Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

                  (i) the original certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, free and clear of all Liens with the Buyer being responsible for the payment of any applicable stock Transfer Taxes;

                  (ii) original certificates evidencing the Subsidiary Shares;

                  (iii) the executed Non-Competition Agreement required pursuant to Section 4.1(a) hereof;

                  (iv) the executed Restated Customer Agreement required pursuant to Section 4.1(c) hereof;

                  (v) the executed releases and discharges required pursuant to
Section 4.1(o) hereof;

                  (vi) such contracts, files and other data and documents pertaining to the Shares or the business of the Company and the Subsidiary as the Buyer may reasonably request;

                  (vii) copies of all US and Canadian federal, provincial, state and local income, franchise, property and other consolidated Tax Returns filed by the Seller with respect to the Company and the Subsidiary for all periods since (and including): (A) October 31, 2000 with respect to the Company; and (B) October 31, 2001 with respect to the Subsidiary;

                  (viii) such certificates of the officers of the Seller and the Company and such other documents evidencing satisfaction of the conditions specified in Section 4.1(a)-(q) as the Buyer shall reasonably request;

                  (ix) a cross receipt, in the form attached hereto as Exhibit E (the "CROSS-RECEIPT"), executed by the Buyer and the Seller;

                  (x) copies of the Financial Statements;

                  (xi) evidence of the resignations of the directors and officers of the Company and the directors of the Subsidiary required pursuant to
Section 4.1 (n) hereof and evidence of payments to be made to Michael Basler and David Trinder pursuant to Section 4.1(p);

                  (xii) a statement from the Company in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a "United States real property holding corporation" for purposes of Sections 897 and 1445 of the Code; and

                  (xiii) such other documents, instruments or certificates as the Buyer may reasonably request in order to evidence the accuracy of the Seller's representations or compliance by the Seller of their covenants hereunder.

            SECTION 4.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (a) Purchase Price. The Buyer shall have delivered to the Seller the Purchase Price in accordance with Section 1.4(b);

            (b) Non-Competition Agreement. The Buyer shall have executed and delivered to the Seller the Non-Competition Agreement;

            (c) Officer's Certificate. The Buyer shall have delivered to the Seller a certificate of an officer of the Buyer, certifying that: (i) the representations and warranties set forth in Article III hereof shall be true and correct in all respects at and as of the Closing Date; (ii) the Buyer has performed and complied with all of its covenants hereunder in all material respects; and (iii) no action, suit, or proceeding shall be pending or threatened before any Governmental Authority of any federal, provincial, state, local or foreign jurisdiction wherein an unfavorable injunction, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Shares;

            (d) Secretary's Certificate. The Buyer shall have delivered to the Seller a certificate of the Secretary of the Buyer, certifying that: (i) the Buyer has taken all requisite corporate action with respect to the authorization and approval of the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby; (ii) the applicable resolutions of the Buyer's Board of Directors authorizing and approving of the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the transactions contemplated hereby and thereby are attached to such certificate; and (iii) the names and titles of all of the officers of the Buyer, and the signature(s) of the officer(s) of the Buyer executing this Agreement and/or any of the Related Agreements to which it is a party are attached to such certificate;

            (e) Approvals. All Governmental Authorities, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement and the operation of the Company's and the Subsidiary's respective business by the Buyer, shall have consented to, authorized, permitted or approved such transactions;

            (f) Consents of Lessors and Other Third Parties. The Buyer shall have received all requisite consents and approvals of all lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement;

            (g) Adverse Proceedings. No action or proceeding by or before any Governmental Authority shall have been instituted by any Governmental Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Shares or to use the assets of the Company and the Subsidiary and/or the operation of the Company's and the Subsidiary's respective business by the Seller prior to Closing;

            (h) Payment of RBC Loan Amount. Evidence of payment in full of the RBC Loan Amount satisfactory to the Seller, acting reasonably, shall have been received from Royal Bank of Canada;

            (i) Payment of Seller Loan Amount. The Seller Loan Amount shall have been paid in full in cash by wire transfer in immediately available funds to an account designated by the Seller;

            (j) Closing Deliveries. The Seller shall have received at or prior to the Closing each of the following documents:

                  (i) such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 4.2(a)-(i) as the Seller shall reasonably request;

                  (ii) the certificate of the Secretary of the Buyer required pursuant to Section 4.2(d);

                  (iii) the executed Non-Competition Agreement required pursuant to Section 4.2(b);

                  (iv) evidence of payment of the RBC Loan Amount and the Seller Loan Amount required pursuant to Section 4.2(h) and (i);

                  (v) the Cross-Receipt executed by the Buyer and the Seller;
and

                  (vi) such other documents, instruments or certificates as the Seller may reasonably request.

                                    ARTICLE V

                      COVENANTS AND POST-CLOSING AGREEMENTS

            SECTION 5.1 Payment of RBC Loan Amount and Seller Loan Amount; Promotion of dealerAccess Services . Contemporaneous with Closing (but after the Buyer has purchased the Shares), the Buyer shall pay, or cause to be paid: (a) to Royal Bank of Canada, the RBC Loan Amount; and (b) to Seller, the Seller Loan Amount. During the one year period following the Closing Date, Buyer shall cause the Subsidiary to expend not less than CAN $400,000 to promote the use of the services provided by the Subsidiary to the automotive dealers using the services offered by the Subsidiary. Within fifteen (15) days after the one year period following the Closing Date, the Buyer shall provide the Seller with evidence satisfactory to the Seller acting reasonably of the amounts actually expended by the Subsidiary during the one year period following the Closing Date to promote the use of the services provided by the Subsidiary to the automotive dealers using the services offered by the Subsidiary.

            SECTION 5.2 [Intentionally Deleted.]

            SECTION 5.3 Employment Agreement. The Buyer shall enter into an employment agreement, substantially in the form attached hereto as Exhibit B (the "EMPLOYMENT AGREEMENT"), with David Trinder;

            SECTION 5.4 Joint Press Release. A joint press release by the Seller and the Buyer announcing the completion of the stock purchase transaction contemplated herein shall be agreed to by the Seller and the Buyer and published no later than two business days following the Closing Date.

            SECTION 5.5 Sharing of Data. To the extent permitted by applicable privacy legislation, the Seller shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer (which records and other information must be retained by the Buyer for such seven (7) year period) pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Company and the Subsidiary prior to the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. To the extent permitted by applicable privacy legislation, the Buyer shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records which are retained by the Seller (which records and other information must be retained by the Seller for such seven (7) year period) pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business of the Company and the Subsidiary prior to the Closing Date or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations,

            SECTION 5.6 Cooperation in Litigation. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Company and the Subsidiary prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, members, managers, management committee members, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, members, managers, management committee members, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Notwithstanding the provisions in this
Section 5.6 and unless as otherwise provided in this Agreement, the Buyer shall not be liable for any liabilities with respect to matters occurring on or before the Closing Date, and the Seller shall not be liable for any liabilities of the Company or of the Subsidiary with respect to matters occurring after the Closing Date.

            SECTION 5.7 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

            (a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared in a manner consistent with prior practices of the Company and the Subsidiary, except as otherwise may be required by Law, and file or cause to be filed all (if any) Tax Returns for the Company and the Subsidiary for the fiscal periods ending on or prior to the Closing Date which are due after the Closing Date ("PRE-CLOSING RETURNS"). Subject to
Section 5.7(b), the Seller shall reimburse the Buyer for Taxes of the Company and the Subsidiary with respect to such periods within 15 days after payment of such Taxes, except to the extent such Taxes are reflected on the Current Balance Sheet or accrued after the Balance Sheet Date and on or before the Closing Date in the ordinary course of business and only to the extent that such Taxes are owing after utilizing any available Tax losses and research and development Tax credits.

            (b) Seller's Review of Tax Returns. The Buyer shall permit the Seller to review and comment on each Pre-Closing Return prior to filing and shall provide the same for the Seller's review no later than fourteen (14) days prior to their due date. In the event the filing of any Pre-Closing Returns may or will result in the Seller being obligated under this Agreement to reimburse or indemnify the Buyer for any Taxes of the Company and/or of the Subsidiary, arising out of the filing of the applicable Pre-Closing Returns, the Buyer agrees not to file such return until the contents of same are mutually agreed to by both the Seller and the Buyer, acting reasonably. If the Seller does not agree with the contents of the applicable Pre-Closing Returns, the Seller shall give the Buyer written notice of such disagreement (the "DISPUTE NOTICE") within seven (7) days following the Seller's receipt of such Pre-Closing Return (the "DISPUTED RETURN"), and the Dispute Notice shall specify in reasonable detail the nature of the disagreement. During the seven (7) days after the date on which the Dispute Notice is issued, the Seller and the Buyer shall attempt, in good faith, to resolve such dispute. If the parties fail to reach a written agreement regarding the dispute within such seven (7) day period (or such longer period to which they may agree in writing), the Buyer and the Seller shall present the Disputed Return to a mutually agreed upon, nationally recognized public accounting firm (the "INDEPENDENT ACCOUNTANT") for resolution. If the Independent Accountant is engaged, then the Seller and the Buyer shall (i) submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is engaged, their respective positions with respect to the Disputed Return, together with such supporting documentation as they deem necessary or as the Independent Accountant requests (each, a "SUBMISSION"), and (ii) request the Independent Accountant to render its decision regarding the Disputed Return as promptly as practical, which decision shall be final and binding on, and nonappealable by, the Buyer and the Seller, The decision of the Independent Accountant shall be limited to and encompass only those particular items in dispute between the parties. The party that does not prevail (as determined in the immediately succeeding sentence) shall bear, and shall indemnify the other party for, (i) the costs of engaging the Independent Accountant, (ii) the other party's accountants and/or legal fees incurred with respect to the dispute, and (iii) interest and penalties, if any, that become due with respect to the Disputed Return, solely as a result of any late filing of such Disputed Return due to the dispute. For purposes of the preceding sentence, a party shall be deemed to prevail with respect to the Disputed Return if (x) the Independent Accountant agrees with such party's Submission or (y) if the Independent Accountant does not agree with either party's Submission, the party whose Submission reflects an amount of Tax or loss shown on the Disputed Return that is closest to the determination made by the Independent Accountant.

            SECTION 5.8 Notification of Tax Proceedings; Control.

            (a) In the event that the Company or the Subsidiary receives written notice of any pending or threatened examinations, claims, settlements, proposed adjustments, assessments or reassessments or related matter with respect to Taxes that could affect the Company or the Subsidiary (with respect to Tax periods or portions thereof ending on or before the Closing Date) or the Seller, or if the Seller receives notice of any Tax matter that could affect the Company or the Subsidiary, the party receiving notice shall notify in writing the potentially affected party within ten (10) days thereof. The failure of any party to give the notice required hereunder shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been materially damaged thereby.

            (b) The Buyer shall have the right to control any audit or examination by any Governmental Authority, initiate any claim for refund, file any amended Tax Return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating, or with respect to the Company or the Subsidiary; provided, however, that if any such audit, examination or claim by any Governmental Authority could result in the assessment of Taxes for which the Seller would have an indemnity obligation under this Agreement, the Seller shall have the right to control, at its cost, any resulting proceeding, provided that it shall have first notified the Buyer in writing of its intention to control such proceeding and shall have agreed in writing with the Buyer that, as between the Buyer and the Seller, the Seller shall be liable for any Taxes that result from such proceeding. The Buyer shall have the right to consult with the Seller at its own expense in connection with any such proceeding. The Buyer shall have the sole right to control the proceeding to the extent the Buyer shall have agreed with the Seller in writing to forego any indemnification under this Agreement with respect to the matter giving rise to the proceeding. Notwithstanding the foregoing, the Seller may, with the consent of the Buyer, which consent shall not be unreasonably withheld, settle the matter giving rise to the proceeding.

            SECTION 5.9 Cooperation in Tax Matters.

            (a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 5.7 and any audit, litigation or other proceeding with respect to Taxes of the Company or the Subsidiary. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

            (b) The Buyer and the Seller agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            SECTION 5.10 Certain Taxes. All transfer, documentary, sales, Goods and Services Tax payable pursuant to the Excise Tax Act (Canada) and harmonized sales and provincial or territorial sales Taxes, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (collectively, "TRANSFER TAXES") incurred in connection with this Agreement, the Non-Competition Agreement and the transactions contemplated hereunder and thereunder, shall be the responsibility of, and shall be paid by, the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation. For the avoidance of doubt, the Seller shall be responsible for any income or capital gains Taxes of the Seller arising from the transactions contemplated by this Agreement.

            SECTION 5.11 [Intentionally Deleted.]

            SECTION 5.12 Further Cooperation. The Seller agrees to use commercially reasonable efforts to assist the Buyer in obtaining any third-party approvals necessary to (a) nullify certain termination for convenience clauses in the Subsidiary contracts, (b) nullify certain third-party rights to enhancements and derivative works with respect to the Company's and the Subsidiary's Owned Intellectual Property and (c) release all Liens on the assets of the Company and/or the Subsidiary related to the Seller Loan Amount and the RBC Loan Amount.

            SECTION 5.13 Closing Date Software.

            (a) The Buyer shall, or shall cause the Subsidiary to, make two (2) copies of the source code and object code of the Owned Intellectual Property existing as of the Closing Date (the "CLOSING DATE SOFTWARE"), and place one (1) copy with the Buyer and one (1) copy with the Seller within seven (7) days after the Closing Date.

            (b) The Closing Date Software shall be used for the following purpose and for no other purpose:

                  (i) to bring any Dispute or defend any Dispute or other claim made by any Person arising out of or relating to a breach of Section 2.9.

            (c) Each of the Buyer and the Seller shall make no changes to their copy of the Closing Date Software whatsoever and shall store their copy of the Closing Date Software in the location and in the manner in which each of them stores their most sensitive and confidential material.

            (d) The Seller shall not copy all or any portion of the Closing Date Software for any purpose. The Seller shall not disclose all or any portion of the Closing Date Software to any Person, except for the purpose described in
Section 5.13(b).

            (e) Without in any way limiting the scope of Section 7.7. the Seller acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Section 5.13 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Seller agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.13 and to enforce specifically this
Section 5.13 and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Furthermore, damages to the Subsidiary or the Buyer resulting from Seller's breach of this
Section 5.13 shall not be subject to (i) the Seller's Minimum Threshold (as defined in Section 6.1(c)(i) and (ii) any other limitations on liability or the availability of consequential damages contained in this Agreement.

            SECTION 5.14 Payment to the Seller re: Dianne Lamb. The Buyer shall pay, or cause to be paid, to the Seller no later than 30 days after the Closing Date, the amount of CAN$59,920 representing the amount owing by the Subsidiary to the Seller in respect of Dianne Lamb.

                                   ARTICLE VI

                           INDEMNITY AND REIMBURSEMENT

            SECTION 6.1 Indemnification.

            (a) Survival Generally. The representations and warranties of the Buyer and the Seller in this Agreement and the indemnities set forth in Sections 6.1(b) and 6.1(d) related thereto shall survive the Closing and the sale and transfer of the Shares for a period of twenty-four (24) months from the Closing Date except for (i) representations and warranties contained in Sections 2.2,
2.3 and 3.2 and the indemnities set forth in Sections 6.1(b) and 6.1(d) which relate thereto, each of which shall survive indefinitely (collectively, the "UNLIMITED REPRESENTATIONS"), (ii) claims based upon the assertion that the indemnifying party had committed fraud or deceit, which claims may be made at any time, (iii) representations and warranties contained in Sections 2.7 and
2.21 and the indemnity set forth in Section 6.1(b) related thereto, each of which shall survive until the applicable statutes of limitations affecting such representations and warranties or claims has expired; and (iv) representations and warranties contained in Section 2.26 and the indemnity set forth in Section 6.1(b) related thereto, which shall survive until the date that is six (6) months following the expiration of the period (if any) during which an assessment, reassessment or other formal recognized document assessing liability for any Tax in respect of any taxable period covered by Section 2.26 under any applicable Tax legislation could be issued; provided, however, that, notwithstanding anything herein to the contrary, the applicable survival period shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was made in accordance with the terms of this Agreement before expiration of the applicable survival period but not resolved prior to its expiration, and any such extension shall apply only as to the specific claims asserted and not so resolved within the applicable survival period. The liability associated with any such item shall continue until such claim shall have been finally settled, decided or adjudicated.

            (b) Indemnification by the Seller. Notwithstanding any due diligence investigation made by the Buyer, subject to Section 2.26(f), the Seller hereby agrees to indemnify, defend, save and hold harmless the Buyer, its officers, directors, stockholders, members, managers, employees, agents, representatives, successors and assigns (collectively, the "BUYER PARTIES") from and against, and shall pay or reimburse the Buyer Parties for or in respect of, any and all losses, damages, deficiencies, liabilities, claims, economic injury, obligations, expenses, fines, penalties, litigations, assessments, demands, defenses, judgments, suits, actions or causes of action, proceeding costs, disbursements, fees and expenses (including all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever, which amounts may include but are not limited to the Purchase Price, funds invested in the Company or the Subsidiary by the Buyer or its affiliates after the Closing (collectively, the "DAMAGES") incurred or suffered by any of the Buyer Parties resulting from or arising out of:

                  (i) any misrepresentation or breach of any representation or warranty of the Seller, or any breach or non-fulfillment of or any failure to perform any of the covenants, agreements or undertakings of the Seller, contained in this Agreement, any Related Agreement to which it is a party or in any certificate or other instrument furnished or to be furnished to the Buyer hereunder; and

                  (ii) any of the following liabilities (the "EXCLUDED LIABILITIES INDEMNIFICATION"):

                              (1) any liabilities of the Company or the
Subsidiary not accrued for in the Financial Statements or not incurred in the ordinary course of business after November 30, 2003 arising from or related to litigation or other types of Claims, whether latent, patent, disclosed, undisclosed, asserted, unasserted, known or unknown, to the extent existing or unaccrued, provided such liabilities were based on occurrences, acts or omissions prior to the Closing and provided further such liabilities did not arise in the ordinary course of business after November 30, 2003, including, but not limited to the following liabilities: liabilities related to discrepancies in the Financial Statements (other than Taxes related to such discrepancies, which are subject to the indemnification obligations of Section 6.1(b)(ii)(3) below) revealed as a result of the sales tax audit, the audit of the FY 02 Financial Statements (and any consistent adjustments to be made to the Current Financial Statements) and employee health tax review, liabilities, whether currently known or unknown, incurred in connection with violations of any Law, statute, rule or regulation, including discrimination or employment security, occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations regardless of when or how detected or by whom asserted, workers' compensation claims, outstanding severance, bonus or other payments due or past due to former employees or consultants of the Company and the Subsidiary as of the Closing Date, employee claims under the Benefit Plans, property damage and/or general liability and product liability claims;

                              (2) any and all liabilities related to Claims made
or threatened or which could or may be made or threatened by Cyence International Inc. ("CYENCE") in the future based on occurrences, acts or omissions prior to the Closing, including without limitation, any current or future liability relating to the dispute between the Subsidiary and Cyence related to the Software Master Agreement made as of April 6, 2001 (the "CYENCE AGREEMENT");

                              (3) Taxes (as defined in Section 2.26(d)) owing by
the Company and the Subsidiary for periods or portions of periods ending on or prior to the Closing Date, including, for the avoidance of doubt and without otherwise limiting the scope of the indemnity hereunder, any liability finally determined owing in respect of the audits referred to in Section 2,26. but only to the extent that such Taxes are owing after utilizing any available Tax losses and research and development Tax credits (accrued on or prior to the Closing Date and determined in good faith, by the Buyer and the Seller acting reasonably) and other than (a) liabilities for Taxes to the extent reflected on the Current Balance Sheet or accrued after the Balance Sheet Date and on or before the Closing Date in the ordinary course of business; and (b) liabilities for Taxes that arise out of or in connection with any Pre-Closing Returns that were filed or caused to be filed by the Buyer other than in accordance with
Section 5.7(b);

                              (4) liabilities for stock option or other
stock-based incentives accrued, owed, made or promised to the Company's or the Subsidiary's employees or consultants prior to Closing or for loss of participation in such plans following the Closing;

                              (5) subject to Section 5.2, liabilities for
management bonuses for fiscal year 2003, if any, accrued, owed or promised to the Company's or the Subsidiary's employees or consultants prior to Closing;

                              (6) liabilities for borrowed money (including any
and all bank and or institutional debt, together with any and all unpaid interest thereon and prepayment penalties) and/or capitalized leases and any and all obligations of the Company or the Subsidiary or any Affiliate (as defined in Section 2.27) as a guarantor of another's debts or obligations as of the Closing Date including, but not limited to (A) the CAN$64,200 credit due financiaLinx Corporation from the Subsidiary, and (B) the CAN $73,850 equipment accrual due financiaLinx Corporation from the Subsidiary; but excluding (W) the Seller Loan Amount and (X) the RBC Loan Amount; and

                              (7) any and all outstanding obligations of the
Company or the Subsidiary relating to non-competition agreements with former employees of the Company or the Subsidiary as of the Closing Date; and

                              (8) liabilities, obligations, debts or guarantees
of the Company or the Subsidiary based on occurrences, acts or omissions prior to the Closing that are not expressly disclosed in this Agreement or on the Schedules hereto, in the Current Financial Statements or that are contingent, other than liabilities, obligations, debts or guarantees of the Company or the Subsidiary accrued, owed, promised or made in the ordinary course of business after November 30, 2003.

            (c) Limitations on the Seller's Indemnification. Notwithstanding anything herein to the contrary, the indemnification obligations of the Seller under the foregoing subsection (b) of this Section 6.1 shall be subject to the following limitations:

                  (i) The Seller shall not have any indemnification obligation with respect to the first CAN fifty thousand dollars (CAN$50,000) of Damages, in the aggregate, of the Buyer Parties for a breach or inaccuracy of any representation or warranty (the "SELLER'S MINIMUM THRESHOLD"); provided, however, that (1) because the parties have provided for a Seller's Minimum Threshold, it is agreed that solely for the purpose of determining whether the Seller's Minimum Threshold has been met and not for the purpose of determining amounts to be paid under subsection (2) below, a representation or warranty shall be deemed breached or inaccurate if the same would have been breached or inaccurate had the representation or warranty not been qualified by the words "material", "materially", "Material Adverse Effect", "in all material respects", or words of similar import, (2) the Seller's Minimum Threshold shall not function as a "deductible" so that the Buyer shall be entitled to all Damages after the Seller's Minimum Threshold has been met, and (3) Damages for the Excluded Liabilities Indemnification, or resulting from the Seller's fraud shall not be subject to the Seller's Minimum Threshold, but shall be payable by the Seller on a dollar-for-dollar basis without any exclusion therefor or reduction thereof.

                  (ii) Notwithstanding anything herein to the contrary, all claims for indemnification by the Buyer against the Seller must be asserted not later than the survival period applicable to such claims under Section 6.l(a); provided, however, that claims for Excluded Liabilities Indemnification, breach of the Seller's Unlimited Representations and fraud may be asserted for so long as the applicable statute of limitations remains open.

            (d) Indemnification by the Buyer. The Buyer shall indemnify, defend, save and hold harmless the Seller and its officers, directors, stockholders, members, managers, employees, agents, representatives, successors and assigns (collectively, the "SELLER PARTIES") from and against, and shall pay or reimburse the Seller Parties for or in respect of, any and all Damages resulting from or arising out of any misrepresentation or breach of any representation or warranty by the Buyer, or any breach or non-fulfillment of or any failure to perform any of the covenants, agreements or undertakings of the Buyer, contained in this Agreement, any Related Agreement to which it is a party or in any certificate or other instrument furnished or to be furnished to the Seller hereunder (including, without limitation, a breach of Section 5.2).

            (e) Limitations on the Buyer's Indemnification. Notwithstanding anything herein to the contrary, the indemnification obligations of the Buyer under the foregoing subsection (d) of this Section 6.1 shall be subject to the following limitations:

                  (i) The Buyer shall not have any indemnification obligation with respect to the first CAN fifty thousand dollars (CAN$50,000) of Damages, in the aggregate, of the Seller Parties for a breach or inaccuracy of any representation or warranty (the "BUYER'S MINIMUM THRESHOLD")', provided, however, that (1) because the parties have provided for a Buyer's Minimum Threshold, it is agreed that solely for the purpose of determining whether the Buyer's Minimum Threshold has been met and not for the purpose of determining amounts to be paid under subsection (2) below, a representation or warranty shall be deemed breached or inaccurate if the same would have been breached or inaccurate had the representation or warranty not been qualified by the words "material", "materially", "Material Adverse Effect", "in all material respects", or words of similar import, (2) the Buyer's Minimum Threshold shall not function as a "deductible" so that the Seller shall be entitled to all Damages after the Buyer's Minimum Threshold has been met, and (3) Damages resulting from Buyer's fraud shall not be subject to the Buyer's Minimum Threshold, but shall be payable by the Buyer on a dollar-for-dollar basis without any exclusion therefor or reduction thereof.

                  (ii) Notwithstanding anything herein to the contrary, all claims for indemnification by the Seller against the Buyer under the foregoing subsection (d) of this Section 6.1 must be asserted not later than the survival period applicable to such claims under Section 6,l(a); provided, however, that breach of the Buyer's Unlimited Representation and fraud may be asserted for so long as the applicable statute of limitation remains open.

            (f) Arbitration.

                  (i) Subject to Section 6.l(f)(ix), if the parties hereto are unable to resolve any controversy, dispute or claim arising out of, or relating to, this Agreement (any such controversy, claim or dispute, a "DISPUTE"), the affected party shall notify the other party in writing setting forth in reasonable detail the amount, nature and basis of the Dispute (the

"DISPUTE NOTICE"). Within ten (10) days following the delivery of the Dispute Notice, the parties shall use their commercially reasonable efforts to resolve such Dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations and are deemed to be without prejudice without prejudice at common law and under applicable legislation.

                  (ii) If the parties are unable to resolve any Dispute on or before the tenth (10th) day following the receipt of the Dispute Notice described in clause (i) hereof, then any affected party may cause such Dispute to be settled by final and binding arbitration in New York, New York before JAMS Inc., or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq., by filing a written demand for arbitration with JAMS Inc., with a copy to the other affected party, by submitting such dispute for arbitration within thirty (30) days following the expiration of such ten (10) day period.

                  (iii) The arbitration will be conducted in accordance with the provisions of JAMS Inc.'s Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (the "RULES") as modified by this provision; provided, that the parties agree that each party to the Dispute shall have discovery to the same extent as provided under the Federal Rules of Civil Procedure. Subject to the terms of Section 7.8, requests for injunctive or other equitable relief may, notwithstanding the foregoing, be brought directly in any court of competent jurisdiction to preserve the status quo or to avoid irreparable harm; but the parties will continue to participate in good faith in the procedures specified in this section.

                  (iv) When a Dispute has been submitted for arbitration, within fourteen (14) days of such submission, the parties will cooperate with one another and with JAMS Inc. in (A) selecting one (1) arbitrator from their panel of neutrals, who shall be a former judge, and (B) scheduling the arbitration proceedings. If the parties cannot agree within fourteen (14) days, the selection of the arbitrator and the scheduling of the proceedings shall be made in accordance with the Rules, but in any event, such arbitrator shall be a former judge.

                  (v) This agreement to arbitrate shall be specifically enforceable against the parties by any court of competent jurisdiction, and may be challenged only upon the grounds provided in Article 10 to the United States Arbitration Act, 9 U.S.C. Sec. 10. Application may also be made to such court to confirm any decision or award of the arbitrator, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award. All the parties hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and such court.

                  (vi) The prevailing party to any arbitration proceeding commenced hereunder shall be entitled, as a part of the arbitration award, to the costs and expenses (including reasonable attorneys' fees and interest on any award) of investigating, preparing and pursuing an arbitration claim as such allocation of costs and expenses is determined by the arbitrator.

                  (vii) This agreement to arbitrate shall survive the termination of this Agreement.

                  (viii) Subject to Section 7.8, each of the parties hereby consents to the jurisdiction of the courts of the State of New York for purposes of entering judgment with respect to such award. Once any award shall be made hereunder (and shall become final), the parties shall promptly comply with the terms of such award.

                  (ix) This Section 6.1(f) shall not apply to any controversy, claim or dispute or claim arising out of, or relating to, the Non-Competition Agreement and/or the Restated Customer Agreement.

            (g) The amount of any Damages or other liability for which indemnification is provided under this Section 6.1 shall be (i) increased to take account of any net Tax cost incurred by the indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnitee arising from the incurrence or payment of such Damages or liability. In computing the amount of any such Tax cost or benefit, the indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment under this Section 6.1 or the incurrence or payment of any indemnified Damage or liability. Any payment made under this Section 6.1 shall be treated for Tax purposes as an adjustment to the Purchase Price.

            (h) Without limiting the rights of any party under common law in respect of claims based on fraud or under federal securities laws, the provisions of Article VI shall constitute the sole and exclusive remedy of the parties hereto for any of the matters referred to therein.

            SECTION 6.2 Notice and Defense of Claims. The obligations and liabilities of the party required to provide indemnification (the "INDEMNIFYING PARTY") hereunder with respect to claims resulting from the assertion of liability by the party entitled to indemnification hereunder (the "INDEMNIFIED PARTY"), including any third party indemnitee, shall be subject to the following terms and conditions:

            (a) Notice. The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party for which the indemnified party believes it is entitled to indemnification pursuant to this Article VI, stating the nature and basis of such claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the indemnified party (a "NOTICE OF CLAIM"). Such notice shall be given in accordance with Section 7.1; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

            (b) Third Party Claims or Actions.

                  (i) Except as otherwise provided in Section 5.8(b), in the event any claim, action, suit or proceeding is made or brought by any third party against the Buyer, the

Company, the Subsidiary or the Seller with respect to which the Buyer or the Seller may have liability for Damages under this Article VI, the indemnifying party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, to assume the defense, with independent counsel reasonably satisfactory to the indemnified party; provided, that in assuming the defense of any such third party claim, action, suit or proceeding, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable for any Damage with respect to such claim, action, suit or proceeding.

                  (ii) If the indemnifying party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the indemnified party fully; such indemnifying party and its counsel will keep the indemnified party fully advised as to its conduct of such defense or settlement; and no compromise or settlement shall be agreed or made without the written consent of the indemnified party (which consent shall not be unreasonably withheld) unless the sole relief is monetary damages for which the indemnifying party assumes in writing full responsibility for payment and has demonstrated the financial resources to make such payment. In any case, the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party, when and as incurred, unless (A) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party,
(B) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action, (C) the indemnifying party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified party to assume the defense of such action and shall have been so notified by the indemnified party, (D) the indemnified party shall have reasonably concluded and specifically notified the indemnifying party either that there may be specific defenses available to it which are different from or additional to those available to it or that such claim, action, suit or proceeding involves or could have a Material Adverse Effect upon it beyond the financial resources of the indemnifying party or the scope of this Agreement, or
(E) the indemnifying party fails to conduct such defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully. Notwithstanding Section 6.2(b)(i) above, if clause (B), (C), (D) or (E) of the preceding sentence shall be applicable, then counsel for the indemnified party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified party and the reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

                  (iii) If the indemnifying party does not elect to assume the defense of any such claim, or if it fails to conduct said defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully, the indemnified party may engage independent counsel selected by the indemnified party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnified party may determine. The reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

            (c) Non-Third Party Claims. An indemnifying party shall have thirty
(30) days after receipt of a Notice of Claim to notify the indemnified party in writing whether the indemnifying party accepts liability, subject to the limits set forth in this Agreement for all or any part of the Damages described in the Notice of Claim. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability, subject to the limits set forth in this Agreement, for all the Damages described in the Notice of Claim.

            (d) Status. To the extent practicable, the indemnified party and the indemnifying party, as the case may be, shall be kept fully informed of any claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

            SECTION 6.3 Cooperation. The parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected by the Seller or by the Buyer pursuant to Section 6.2, the Seller or the Buyer, as the Case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense.

            SECTION 6.4 Confidentiality. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that (i) it will use its best efforts, in any claim, action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records; and (ii) all communications between any party and counsel responsible for or participating in the defense of any claim, action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

            SECTION 6.5 Beneficiaries. Each of the Seller Parties and the Buyer Parties, and its respective assigns and successors, are third party beneficiaries of Article VI of this Agreement in accordance with its terms. Any modification of Article VI of this Agreement executed by the signatories shall be binding upon such Persons, and any consent or action taken by any signatory on its own behalf shall be binding upon such Persons of such signatory, for purposes of this Agreement. Article VI of this Agreement is not intended to, nor shall it be deemed to, create any rights in any persons except for the Buyer Parties and the Seller Parties, and each of their respective successors and assigns.

                                   ARTICLE VII

                                  MISCELLANEOUS

            SECTION 7.1 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by facsimile transmission, federal express or other recognized overnight delivery service or
(iii) sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Seller:  BANK OF MONTREAL
                55 Bloor Street West
                Toronto, Ontario
                Canada M4W 3N5

                Attention: Lloyd F. Darlington, President and Chief Executive Officer, Technology and Solutions and Head, E-Business Facsimile Number: (416) 927-6050

With a copy to: BANK OF MONTREAL
                1 First Canadian Place
                Law Department
                21st Floor
                Toronto, Ontario
                Canada M5X 1A1
                Attention: Vice-President - Law Department
                Facsimile Number: (416) 867-7191

To the Buyer:   DEALERTRACK HOLDINGS, INC.
                105 Maxess Road, Suite N109
                Melville, New York 11747
                Attention: Eric D. Jacobs, Esq.
                Facsimile Number: (631) 486-1602

With a copy to: Kelley Drye & Warren LLP
                101 Park Avenue
                New York, New York 10178
                Attention: Carmine J. Broccole, Esq.
                Facsimile Number: (212) 808-7897

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile transmission, federal express or other recognized overnight delivery service; or
(b) five (5) business days after being sent, if sent by registered or certified mail.

            SECTION 7.2 Binding Effect; No Third Party Beneficiaries. Subject to
Section 7.3, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as provided in
Article VI with respect to indemnification of certain Persons hereunder, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

            SECTION 7.3 Assignment. This Agreement shall not be assigned by any of the parties without the prior written consent of the other parties; provided, however, that no assignment by the Buyer or the Seller shall in any way affect its respective obligations or liabilities under this Agreement. Any assignment in contravention of this Section 7.3 shall be void.

            SECTION 7.4 Entire Agreement; Attachments.

            (a) This Agreement, all Schedules and Exhibits hereto, and the Related Agreements constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the parties.

            (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of this Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

            SECTION 7.5 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of such amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

            SECTION 7.6 Publicity. No press release or other announcement concerning the terms of this Agreement or any other agreement referred to herein, or the transactions contemplated hereby and thereby, shall be issued by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that (i) to the extent a party determines, based on the advice of counsel, that the issuance of such press release or the making of such announcement is required by law or legal process, such party may issue such press release or make such announcement but such party shall, whenever practicable, consult with the other parties concerning the timing and content of such press release or other announcement before such press release or other announcement is made or issued and (ii) to the extent a party issues a press release or other announcement which does not describe the terms of this Agreement or any other agreement referred to herein, but which may include the corporate name of the other party, such party may issue such press release or make such announcement. Except as otherwise provided in this Section 7.6, a party issuing a press release or making an announcement shall allow the other parties reasonable time to comment on such press release or announcement in advance of such issuance. Except as otherwise required by law based on the opinion of counsel, the party whose announcement has been reviewed shall remove or revise any information the reviewing parties reasonably deems to be inappropriate for disclosure. Notwithstanding the foregoing, the parties shall cooperate with each other in preparing an appropriate public announcement of this transaction no later than one (1) business day after the Closing Date, which announcement shall be on terms mutually agreed to in writing by the parties.

            SECTION 7.7 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

            SECTION 7.8 Submission to Jurisdiction. SUBJECT TO THE REQUIREMENTS OF ARBITRATION HEREUNDER, EACH PARTY HEREBY IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR THE STATE COURT OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK, IN ANY CLAIM, ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT AS IT RELATES TO OR IS IN CONNECTION WITH THE NON-COMPETITION AGREEMENT AND/OR THE RESTATED CUSTOMER AGREEMENT), AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN, OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS (EXCEPT AS IT RELATES TO OR IS IN CONNECTION WITH THE NON-COMPETITION AGREEMENT AND/OR THE RESTATED CUSTOMER AGREEMENT). TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AGREES NOT TO SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT, EITHER THROUGH ARBITRATION OR LITIGATION, OF ANY SUCH COURTS BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT. SUBJECT TO SECTION 6.1(F), EACH PARTY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY OTHER METHOD AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK.

            SECTION 7.9 Expenses. Except as otherwise expressly provided herein, the Buyer, on behalf of itself, and the Seller, on behalf of itself, the Company and the Subsidiary, shall each pay their respective expenses, cost and fees in connection with this Agreement and the transactions contemplated hereby.

            SECTION 7.10 Legal Fees. In the event that legal proceedings are commenced by the Buyer against the Seller, or by the Seller against the Buyer, in connection with this Agreement and/or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and other costs and expenses, including investigation costs, incurred by the prevailing party in such proceedings.

            SECTION 7.11 Governing Law. This Agreement (excluding, for certainty, the Non-Competition Agreement and Restated Customer Agreement) shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.

            SECTION 7.12 Terminology and Construction.

            (a) All words in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) and any other gender (masculine, feminine or neuter), as the context of this Agreement may require.

            (b) Unless otherwise indicated herein, any reference in this Agreement to a Section, Article, Exhibit or Schedule shall mean the applicable section, article, exhibit or schedule of or to this Agreement.

            (c) As used in this Agreement, the word "include," "includes" or "including" shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but rather shall be deemed to refer to all other items and matters that could reasonably fall within the broadest possible scope of such statement, term or matter.

            (d) The headings in this Agreement are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

            (e) As used in this Agreement, the words "herein," "hereof," "hereunder" and other similar words shall refer to this Agreement taken as a whole and not to a particular Section or Article.

            (f) As used in this Agreement, the term "party" or "parties" refers to the Buyer and/or the Seller, as the case may be.

            (g) The parties and their respective legal counsel have participated in the drafting and negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall not be construed against (and no presumption or burden of proof shall arise favoring or disfavoring) any party.

            (h) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

            (i) Unless otherwise expressly stated, all amounts (including any post-Closing payments) denoted herein in US dollars shall be paid in US dollars and all amounts denoted herein in Canadian dollars shall be paid in Canadian dollars.

            (j) As used in this Agreement, the term "knowledge" refers to the actual knowledge, as well as knowledge that would have been discovered after reasonable inquiry, of any director or officer of the Seller, the Buyer, the Company or the Subsidiary, as applicable, other than knowledge gained by any officer of the Seller solely in his or her capacity as a director of financiaLinx Corporation.

            (k) As used in this Agreement, the term "ordinary course of business" refers to the business of the relevant entity as currently conducted consistent with past practice and with the customs of the industry (including with respect to quantity and frequency).

            SECTION 7.13 Schedules. The Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Schedules. Any fact or item in Schedules 2.2, 2.7, 2.10, 2.11, 2.13(d), 2.14(b) (solely with respect to Sections thereof entitled "Breaches under current agreements" and "Other Status"), 2.17, and 2.19 (solely with respect to Sections thereof entitled "Claims Regarding the Intellectual Property Rights" and "financiaLinx Corporation Perpetual License") shall be deemed disclosed with respect to any other Section or Schedule dealing with the same fact or item. Any fact or item in any Schedule hereto referenced by a particular Section in this Agreement, other than those described in the previous sentence, shall be deemed disclosed with respect to any other Section or Schedule only if an explicit cross-reference appears which clearly indicates the other Sections or Schedules to which such fact or item also relates.

            SECTION 7.14 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

            SECTION 7.15 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                      SELLER:

                                      BANK OF MONTREAL

By: /s/                               By: /s/
                                          --------------------------------------
Name:                                     Name:
Title:                                    Title:


                                      BUYER:

                                      DEALERTRACK HOLDINGS, INC.

                                      By: ______________________________________
                                          Name:
                                          Title:

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                  SELLER:

                                  BANK OF MONTREAL

                                  By: ______________________________________
                                      Name:
                                      Title:

                                  BUYER:

                                  DEALERTRACK HOLDINGS, INC.

                                  By:
                                      --------------------------------------
                                      Name:
                                      Title:

                                LIST OF SCHEDULES

Schedule 1.2                              Funds Flow Chart
Schedule 2.1                              Organization/Qualifications
Schedule 2.2                              Authorization/Consents
Schedule 2.4                              Liens
Schedule 2.5                              Adjustments to Financial Statements
Schedule 2.6                              Liabilities
Schedule 2.7                              Litigation
Schedule 2.8                              Insurance
Schedule 2.9                              Fixed Assets
Schedule 2.10                             Real Estate Leases
Schedule 2.11                             Change in Financial Condition and Assets
Schedule 2.13(b)                          Bank Accounts
Schedule 2.13(d)                          Minute Books
Schedule 2.14(a)                          Contracts and Commitments
Schedule 2.14(b)                          Status of Contracts
Schedule 2.15(a)                          Permits
Schedule 2.16(a)                          Employee Benefit Plans
Schedule 2.16(b)                          Payments and Liabilities with Respect to
                                          Employee Benefit Plans
Schedule 2.17                             Absence of Certain Changes
Schedule 2.18                             Customers
Schedule 2.19                             Intellectual Property
Schedule 2.26                             Taxes
Schedule 2.27                             Affiliated Transactions

ARTICLE I    PURCHASE OF SHARES; PURCHASE PRICE.................................     1
     SECTION 1.1  Purchase of Shares............................................     1
     SECTION 1.2  Purchase Price... ............................................     1
     SECTION 1.3  Purchase Price Adjustment.....................................     2
     SECTION 1.4  The Closing...................................................     3
ARTICLE II   REPRESENTATIONS OF THE SELLER......................................     4
     SECTION 2.1  Organization..................................................     4
     SECTION 2.2  Authorization; Non-Contravention..............................     4
     SECTION 2.3  Capital Stock; Subsidiaries.......................... .... ...     5
     SECTION 2.4  Ownership and Sufficiency of the Assets.......................     6
     SECTION 2.5  Financial Statements..........................................     6
     SECTION 2.6  Absence of Undisclosed and/or Unrecorded Liabilities..........     7
     SECTION 2.7  Litigation....................................................     7
     SECTION 2.8  Insurance.....................................................     7
     SECTION 2.9  Fixed Assets..................................................     8
     SECTION 2.10 Real Estate Leases............................................     8
     SECTION 2.11 Change in Financial Condition and Assets......................     8
     SECTION 2.12 Accounts Receivable; Accounts Payable.........................     8
     SECTION 2.13 Books and Records; Bank Accounts, Powers, etc.................     9
     SECTION 2.14 Contracts and Commitments.....................................    10
     SECTION 2.15 Permits; Compliance with Laws.................................    12
     SECTION 2.16 Employee Benefits.............................................    12
     SECTION 2.17 Absence of Certain Changes or Events..........................    14
     SECTION 2.18 Lender Customers..............................................    15
     SECTION 2.19 Intellectual Property.........................................    16
     SECTION 2.20 Operation of the Business.....................................    18
     SECTION 2.21 Environmental Compliance and Liabilities......................    19
     SECTION 2.22 Confidentiality...............................................    21
     SECTION 2.23 Disclosure....................................................    21
     SECTION 2.24 Absence of Certain Agreements.................................    21
     SECTION 2.25 Absence of Certain Practices..................................    21

                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page
     SECTION 2.26 Taxes.............................................................      21
     SECTION 2.27 Transactions with Affiliates......................................      24
     SECTION 2.28 Brokers, Finders, etc.............................................      24
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER............................      25
     SECTION 3.1  Organization, Standing and Qualification..........................      25
     SECTION 3.2  Authorization; No Conflicts; Consents.............................      26
     SECTION 3.3  Brokers, Finders, etc.............................................      26
     SECTION 3.4  Purchase for Investment...........................................      26
ARTICLE IV   CONDITIONS TO OBLIGATION TO CLOSE......................................      26
     SECTION 4.1  Conditions to Obligation of the Buyer.............................      26
     SECTION 4.2  Conditions to Obligations of the Seller...........................      29
ARTICLE V    COVENANTS AND POST-CLOSING AGREEMENTS..................................      31
     SECTION 5.1  Payment of RBC Loan Amount and Seller Loan Amount; Promotion
                  of dealer Access Services.........................................      31
     SECTION 5.2  [Intentionally Deleted.]..........................................      31
     SECTION 5.3  Employment Agreement..............................................      31
     SECTION 5.4  Joint Press Release...............................................      32
     SECTION 5.5  Sharing of Data...................................................      32
     SECTION 5.6  Cooperation in Litigation.........................................      32
     SECTION 5.7  Tax Matters.......................................................      32
     SECTION 5.8  Notification of Tax Proceedings; Control..........................      34
     SECTION 5.9  Cooperation in Tax Matters........................................      34
     SECTION 5.10 Certain Taxes.....................................................      34
     SECTION 5.11 [Intentionally Deleted]...........................................      35
     SECTION 5.12 Further Cooperation...............................................      35
     SECTION 5.13 Closing Date Software.............................................      35
     SECTION 5.14 Payment to the Seller re: Dianne Lamb.............................      35
ARTICLE VI   INDEMNITY AND REIMBURSEMENT............................................      36
     SECTION 6.1  Indemnification...................................................      36
     SECTION 6.2  Notice and Defense of Claims......................................      41

                                TABLE OF CONTENTS
                                   (continued)

                                                                                         Page
     SECTION 6.3  Cooperation.......................................................      43
     SECTION 6.4  Confidentiality...................................................      43
     SECTION 6 5  Beneficiaries.....................................................      43
ARTICLE VII  MISCELLANEOUS..........................................................      43
     SECTION 7.1  Notices...........................................................      43
     SECTION 7.2  Binding Effect; No Third Party Beneficiaries......................      44
     SECTION 7.3  Assignment........................................................      44
     SECTION 7.4  Entire Agreement; Attachments.....................................      44
     SECTION 7.5  Amendment; Waivers, etc...........................................      45
     SECTION 7.6  Publicity.........................................................      45
     SECTION 7.7  Specific Performance..............................................      46
     SECTION 7.8  Submission to Jurisdiction........................................      46
     SECTION 7.9  Expenses..........................................................      46
     SECTION 7.10 Legal Fees........................................................      46
     SECTION 7.11 Governing Law.....................................................      47
     SECTION 7.12 Terminology and Construction......................................      47
     SECTION 7.13 Schedules.........................................................      48
     SECTION 7.14 Severability......................................................      48
     SECTION 7.15 Counterparts......................................................      48
LIST OF SCHEDULES...................................................................      II
LIST OF EXHIBITS....................................................................     III